Exhibit 10.1

Execution Version

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	CREDIT SUISSE AG CREDIT SUISSE LOAN FUNDING LLC Eleven Madison Avenue New York, New York 10010

MACQUARIE CAPITAL (USA) INC.

MACQUARIE CAPITAL FUNDING LLC

125 West 55th Street

New York, NY 10019

CONFIDENTIAL

June 24, 2019

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Attention: Chief Financial Officer

$1,000.0 Million Senior Secured Revolving Credit Facility

$3,000.0 Million Senior Secured Term Loan B Facility

$2,400.0 Million Senior Secured Incremental Term Loan B Facility

$3,600.0 Million Senior Secured 364-Day Bridge Loan Facility

$1,800.0 Million Senior Unsecured Bridge Loan Facility

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (together with any of its designated affiliates, “JPMorgan”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Loan Funding LLC (“CSLF” and, together with CS and their respective affiliates, “Credit Suisse”), Macquarie Capital Funding LLC (“Macquarie Lender”) and Macquarie Capital (USA) Inc. (“Macquarie Capital” and, together with Macquarie Lender, “Macquarie” and, together with JPMorgan and Credit Suisse, collectively, the “Initial Commitment Parties”, and together with any Additional Initial Lenders (as defined below) and any Additional Lead Arrangers (as defined below), the “Commitment Parties” or “we” or “us”) that Eldorado Resorts, Inc., a Nevada corporation (the “Borrower” or “you”), seeks financing for the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). We understand that the sources the Borrower expects to use to fund the Transactions and to pay fees and expenses in connection therewith will include (and that the financing and the sources described below, are anticipated to be sufficient to fund the Transactions and to pay fees and expenses in connection therewith):

(a) a senior secured term loan facility in an aggregate principal amount of $3,000.0 million (the “Term Loan B Facility” and the term B loans funded thereunder, “Term B Loans”) to be provided to the Borrower as a new term loan facility;

(b) a senior secured revolving credit facility in an aggregate principal amount of $1,000.0 million (the “Revolving Credit Facility” and the commitments provided thereunder, the “Revolving Commitments” and, together with the Term Loan B Facility, the “Borrower Senior Secured Credit Facilities”) to be provided to the Borrower as a new revolving credit facility;

(c) a senior secured term loan facility in an aggregate principal amount of $2,400.0 million (the “Incremental Term Loan B Facility” and the term B loans funded thereunder, “Incremental Term B Loans” and, together with the Borrower Senior Secured Credit Facilities, the “Senior Secured Credit Facilities”) to be provided to Caesars Resort Collection, LLC, a Delaware limited liability company (“CRC”), as an incremental term loan facility under that certain Credit Agreement, dated as of December 22, 2017 (as amended, the “Existing CRC Credit Agreement”), among CRC, the other borrowers party thereto from time to time, the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (in such capacities, the “CRC Administrative Agent”);

(d) (1) the Viper Proceeds (as defined below) and (2) the Gaming Asset Sales Proceeds (as defined below), or, if (A) all or any portion of the Viper Proceeds are not received by the Company (as defined below), CRC, CEOC (as defined below) or any of their respective subsidiaries, (B) the Company, CRC, CEOC or any of their respective subsidiaries are not permitted to distribute all or any portion of the Viper Proceeds to the Borrower, on or prior to the Funding Date (as defined below), or (C) all or any portion of the Gaming Asset Sales Proceeds are not received by the Borrower on or prior to the Funding Date, a senior secured 364-day bridge loan facility in an aggregate principal amount equal to $3,600.0 million (the “Secured Bridge Facility” and the bridge loans funded thereunder, “Secured Bridge Loans”), to be provided to the Borrower as a new credit facility; provided, that the aggregate amount of the Secured Bridge Facility funded on the Funding Date shall be reduced on a dollar for dollar basis by (x) any and all Viper Proceeds actually received by the Borrower following the date of this Commitment Letter (as defined below) and on or prior to the Funding Date and (y) any and all Gaming Asset Sales Proceeds actually received by the Borrower following the date of this Commitment Letter and on or prior to the Funding Date. For purposes hereof, (1) “Viper Proceeds” shall mean, with respect to the Viper Sale and Leaseback Transactions (as defined below) and the Viper Lease Financing (as defined below), the excess, if any, of (i) the cash received by the Company, CRC, CEOC or any of their respective subsidiaries in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and only to the extent received on or prior to the Funding Date) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with such transaction, (B) the expenses incurred by the Company, CRC, CEOC or any of their respective restricted subsidiaries in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction, and (D) the amount of reserves established by the Company, CRC, CEOC or any of their respective restricted subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets or otherwise in connection with such transaction in accordance with applicable generally accepted accounting principles, (2) “Gaming Asset Sale Proceeds” shall mean, with respect to any Gaming Asset Sale (as defined below), the excess, if any, of (i) the cash received by the Borrower (or the Borrower’s subsidiaries and distributed to the Borrower) in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and only to the extent received on or prior to the Funding Date) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than debt under the Existing Borrower Credit Agreement (as defined below)), (B) the expenses incurred by the Borrower or any of its restricted subsidiaries in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction, and (D) the amount of reserves established by the Borrower or any of its restricted subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles and (3) “Gaming Asset Sale” means (x) any Specified Borrower Asset Sale (as defined below) that occurs on or prior to the Funding Date or (y) any other sale by the Borrower or any of its subsidiaries (excluding the Company and its subsidiaries) of any casino or other gaming property (other than Isle of Capri Casino Kansas City and Lady Luck Casino Vicksburg) which sale results in the receipt by the Borrower of Gaming Asset Sale Proceeds of at least $50.0 million on or prior to the Funding Date.

(e) the issuance by the Borrower of $1,800.0 million of new senior unsecured notes (the “New Senior Unsecured Notes”) or, if all or any portion of the New Senior Unsecured Notes are not issued and sold on or prior to the Funding Date or all or any portion of the proceeds thereof are not made available to the Borrower on the Funding Date, a senior unsecured bridge loan facility in an aggregate principal amount equal to (i) $1,800.0 million less (ii) any New Senior Unsecured Notes that are issued and sold on or prior to the Funding Date, the proceeds of which are made available to the Borrower on the Funding Date, to be provided to the Borrower as a new credit facility (the “Unsecured Bridge Loans” and, together with any Rollover Loans and Exchange Notes (each as defined in the Unsecured Bridge Facility Term Sheet (as defined below)), the “Unsecured Bridge Facility” and, collectively with the Senior Secured Credit Facilities and the Secured Bridge Facility, the “Credit Facilities”);

(f) the issuance of shares of common stock of the Borrower to the existing shareholders of the Company pursuant to the Acquisition Agreement (as defined below); and

(g) cash of the Borrower and the Company.

Capitalized terms used herein but not defined herein shall have the meanings given to them in the Schedules and Exhibits attached hereto, as applicable. Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include the Company and its subsidiaries after giving effect to the Acquisition (as defined below).

1. Commitment.

(a) In connection with the Transactions, (i) JPMorgan is pleased to advise you of its several, but not joint, commitment to provide (1) 50.00% of the Term Loan B Facility, (2) 50.00% of the Revolving Credit Facility, (3) 50.00% of the Incremental Term Loan B Facility, (4) 100.00% of the Secured Bridge Facility and (5) 50.00% of the Unsecured Bridge Facility, (ii) CS is pleased to advise you of its several, but not joint, commitment to provide (1) 35.00% of the Term Loan B Facility, (2) 35.00% of the Revolving Credit Facility, (3) 35.00% of the Incremental Term Loan B Facility and (4) 35.00% of the Unsecured Bridge Facility and (iii) Macquarie Lender (together with JPMorgan, CS and each Additional Initial Lender, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide (1) 15.00% of the Term Loan B Facility, (2) 15.00% of the Revolving Credit Facility, (3) 15.00% of the Incremental Term Loan B Facility and (4) 15.00% of the Unsecured Bridge Facility, in each case, upon the terms set forth in this letter and in Exhibit A, Exhibit B (the “Borrower Senior Secured Credit Facilities Term Sheet”), Exhibit C (the “Incremental Term Loan B Facility Term Sheet”), Exhibit D (the “Secured Bridge Facility Term Sheet”) and Exhibit E (the “Unsecured Bridge Facility Term Sheet” and, together with the Borrower Senior Secured Credit Facilities Term Sheet, the Incremental Term Loan B Facility Term Sheet and the Secured Bridge Facility Term Sheet, the “Term Sheets”) hereto (this letter agreement, together with the Schedules and Exhibits attached hereto is referred to herein as the “Commitment Letter”) and subject solely to the applicable Funding Conditions (as defined below).

(b) The Lead Arrangers (as defined below) may syndicate the Credit Facilities and obtain commitments for the Credit Facilities from a syndicate of banks, financial institutions and other entities identified by the Lead Arrangers in consultation with you and acceptable to you (your consent not to be unreasonably withheld or delayed) (such banks, financial institutions and other entities committing to the Credit Facilities, including the Initial Lenders, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter; provided that the Lead Arrangers shall not syndicate the Credit Facilities to, or obtain commitments with respect to the Credit Facilities from, (i) certain banks, financial institutions and other institutional lenders identified to the Lead Arrangers by you in writing on or prior to the date hereof, (ii) any competitors of the Borrower, the Company or their respective subsidiaries identified to the Lead Arrangers by you in writing on or prior to the date hereof (each, a “Competitor”), (iii) any affiliate of any person referred to in clause (i) or (ii) of this definition identified by you to the Lead Arrangers in writing (other than, in the case of affiliates of Competitors, bona fide fixed income investors or debt funds which invest in a portfolio of loans in the ordinary course of business and in respect of which such Competitor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity) and (iv) any other person that is clearly identifiable solely on the basis of the similarity of its name as an affiliate of any person referred to in clause (i) or (ii) of this definition (other than, in the case of affiliates of Competitors, bona fide fixed income investors or debt funds which invest in a portfolio of loans in the ordinary course of business and in respect of which such Competitor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity) (the entities described in clauses (i), (ii), (iii) and (iv) of this paragraph, collectively, “Disqualified Institutions”); provided that you may, after the date hereof, supplement in writing to the Lead Arrangers (if on or prior to the Funding Date) or the applicable Administrative Agent (as defined below) (if after the Funding Date), the list of Competitors pursuant to clause (ii) above and affiliates pursuant to clause (iii) above; provided, however, that (x) any subsequent designation of a Disqualified Institution will not become effective until three (3) business days after such designation is provided (it being understood that no such subsequent designation shall apply to any entity that is party to a pending trade at the time of such designation) and (y) any such additional designation of a Competitor pursuant to clause (ii) above and any identification of an affiliate pursuant to clause (iii) above shall not apply retroactively to any prior assignment or participation to any Lender permitted hereunder at the time of such assignment or participation but additional assignments and participations to such person shall be prohibited; provided, further, that the Lead Arrangers agree to keep you informed as to the progress of syndication. Notwithstanding each Lead Arranger’s right to syndicate the Credit Facilities and receive commitments with respect thereto, unless you agree in writing (and except with respect to the appointment of Additional Initial Lenders as provided in Section 1(d) below), (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its commitment under the Credit Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Credit Facilities (such date, the “Funding Date”)) in connection with any syndication, assignment, participation or allocation until the Funding Date has occurred, (ii) no assignment or novation or syndication by any Initial Lender shall become effective as between you and the Initial Lenders with respect to all or any portion of any Initial Lender’s commitments in respect of the Credit Facilities until the Funding Date has occurred, and (iii) each of the Initial Lenders shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Funding Date has occurred. You agree that JPMorgan may perform its responsibilities through its affiliate, J.P. Morgan Securities LLC.

(c) JPMorgan, CSLF and Macquarie Capital, acting alone or through or with affiliates selected by them, will act as the joint bookrunners and joint lead arrangers (in such capacities, together with each Additional Lead Arranger, the “Lead Arrangers”) in arranging and syndicating the Credit Facilities. No additional agents, co-agents, bookrunners or arrangers will be appointed and no other titles will be awarded without the prior written approval of the Lead Arrangers and the Borrower; provided that (i) within 15 business days following the date hereof, you may appoint one or more additional arrangers for the Credit Facilities (other than the Secured Bridge Facility) and award such arrangers additional agent, co-agent, lead arranger, bookrunner, manager or arranger titles (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Lead Arranger”) in a manner and with economics determined by you in consultation with the Lead Arrangers (it being understood that, to the extent you appoint additional agents, arrangers, co-agents, bookrunners or co-managers or confer other titles in respect of any such Credit Facilities, the commitments of such appointed entities’ lending affiliates (each an “Additional Initial Lender”) and the share of the economics allocated to such Additional Initial Lenders with respect to the each of the Credit Facilities shall be allocated to such Additional Initial Lenders and in the amounts as determined by the Borrower and consented to by the Initial Commitment Parties party hereto on the date hereof (such consent not to be unreasonably withheld or delayed) and it being agreed that (1) such allocations to such Additional Initial Lenders and resultant reductions of the commitments and economics of the Initial Commitment Parties shall be allocated as previously discussed between you and us, (2) such allocations shall not be required to be applied pro rata amongst the Credit Facilities, (3) such allocations shall not be required to reduce the commitments and economics of the Initial Commitment Parties on a pro rata basis), and (4) the economics granted to any Additional Lead Arranger shall not exceed, determined based on a percentage of the total economics, the economics granted to the Initial Commitment Parties in respect of such applicable Credit Facility, (ii) (x) JPMorgan shall have not less than (1) 20.50% of the total economics for the Term Loan B Facility, (2) 18.50% of the total economics for the Revolving Credit

Facility, (3) 20.50% of the total economics for the Incremental Term Loan B Facility, and (4) 20.50% of the total economics for the Unsecured Bridge Facility, in each case payable under the Fee Letter (as defined below) (excluding administrative agent fees which shall be for the account of the applicable Administrative Agent), (y) Credit Suisse shall have not less than (1) 16.48% of the total economics for the Term Loan B Facility, (2) 15.08% of the total economics for the Revolving Credit Facility, (3) 16.48% of the total economics for the Incremental Term Loan B Facility, and (4) 16.48% of the total economics for the Unsecured Bridge Facility, in each case payable under the Fee Letter (excluding administrative agent fees which shall be for the account of the applicable Administrative Agent) and (z) Macquarie shall have not less than (1) 11.52% of the total economics for the Term Loan B Facility, (2) 10.92% of the total economics for the Revolving Credit Facility, (3) 11.52% of the total economics for the Incremental Term Loan B Facility and (4) 11.52% of the total economics for the Unsecured Bridge Facility, in each case payable under the Fee Letter (excluding administrative agent fees which shall be for the account of the applicable Administrative Agent) and (iii) upon the execution by any Additional Lead Arranger (and its related Additional Initial Lender) of customary joinder documentation pursuant to which such Additional Lead Arranger’s affiliated Additional Initial Lender makes a commitment as an Initial Lender under the Credit Facilities, each such Additional Lead Arranger (and its affiliated Additional Initial Lender) shall thereafter constitute (other than for purposes of this paragraph) an “Initial Lender”, “Commitment Party” and “Lead Arranger” hereunder, as applicable. JPMorgan will perform the roles and exercise the authority customary of a left lead arranger for each of the Credit Facilities (other than the Incremental Term Loan B Facility) and CSLF will perform the roles and exercise the authority customary of a left lead arranger for the Incremental Term Loan B Facility. In all marketing materials and loan documents (i) related to the Credit Facilities (other than the Incremental Term Loan B Facility) in which the names and logos of the Lead Arrangers appear, such names and logos shall appear in the following order: JPMorgan, Credit Suisse, Macquarie, and (ii) related to the Incremental Term Loan B Facility in which the names and logos of the Lead Arrangers appear, such names and logos shall appear in the following order: Credit Suisse, JPMorgan, Macquarie and, in each case, with respect to the Additional Lead Arrangers, as agreed between you and such Additional Lead Arrangers.

(d) (i) JPMorgan will act as the sole administrative agent and collateral agent for the Borrower Senior Secured Credit Facilities (in such capacities, the “Senior Administrative Agent”), (ii) Credit Suisse AG, Cayman Islands Branch will continue to act as the CRC Administrative Agent, (iii) JPMorgan will act as the sole administrative agent and collateral agent for the Secured Bridge Facility (in such capacity, the “Secured Bridge Administrative Agent”) and (iv) JPMorgan will act as the sole administrative agent for the Unsecured Bridge Facility (in such capacity, the “Unsecured Bridge Administrative Agent” and, together with the Senior Administrative Agent, the CRC Administrative Agent and the Secured Bridge Administrative Agent, the “Administrative Agents”).

(e) Notwithstanding anything to the contrary contained in this Commitment Letter, the fee letter among you and the Commitment Parties, dated as of the date hereof (the “Fee Letter”), or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein, (including the covenants set forth in Sections 3 and 4 below of this Commitment Letter), shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Funding Date.

2. Conditions to Funding of Commitments Under Credit Facilities.

(a) The commitment of the Initial Lenders in respect of the Credit Facilities and the undertaking of the Lead Arrangers to provide the services described herein with respect to the Credit Facilities, in each case, are subject only to the satisfaction (or waiver by the Lead Arrangers) of each of the following conditions (the “Funding Conditions”): (i) with respect to each Credit Facility, the execution and delivery by the Borrower or CRC, as applicable, and the other applicable loan parties of definitive documentation (the “Financing Documentation”) solely with respect to such Credit Facility consistent with this Commitment Letter and the Fee Letter (it being agreed that the Financing Documentation shall not contain any conditions precedent to the initial borrowing under the Credit Facilities on the Funding

Date other than the Funding Conditions) and (ii) with respect to each Credit Facility, the satisfaction or waiver by the Lead Arrangers of the conditions expressly set forth in Schedule I attached hereto expressly applicable to such Credit Facility. There are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter and the Financing Documentation) other than the Funding Conditions, and upon satisfaction (or waiver by the Lead Arrangers) of the Funding Conditions, the applicable Initial Lenders shall cause the initial funding under the Credit Facilities on the Funding Date to occur. It is acknowledged and agreed that none of the consummation of the Viper Transactions (as defined below), the CEOC Event (as defined below), the Specified Borrower Asset Sales or any other Gaming Asset Sales shall be a condition to the commitments hereunder or the initial funding under any of the Credit Facilities on the Funding Date.

(b) Notwithstanding anything in this Commitment Letter, the Fee Letter, the Financing Documentation or any other agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the only representations the making and accuracy of which shall be a condition to the availability of the Credit Facilities on the Funding Date shall be (i) such of the representations made by the Company in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right to terminate your (or your affiliate’s) obligations under the Acquisition Agreement or otherwise decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) with respect to each Credit Facility, solely the Specified Representations (as defined below) with respect to such Credit Facility; and (b) the terms of the Financing Documentation shall be in a form such that each Credit Facility is available on the Funding Date if the Funding Conditions for such Credit Facility are satisfied or waived by the Lead Arrangers.

For purposes hereof, “Specified Representations” means: (i) with respect to each of the Borrower Senior Secured Credit Facilities, the Secured Bridge Facility and the Unsecured Bridge Facility, the representations and warranties of the Borrower and the Guarantors under such Credit Facility relating to organizational status of the Borrower and such Guarantors and good standing of the Borrower in its jurisdiction of organization, organizational power and authority to enter into the Financing Documentation for such Credit Facility, due authorization, execution, delivery and enforceability of the Financing Documentation for such Credit Facility, no conflicts (limited to entry into the Financing Documentation for such Credit Facility, borrowing thereunder and (x) in the case of the Borrower Senior Secured Credit Facilities, the granting of liens on the Collateral (as defined in the Borrower Senior Secured Credit Facilities Term Sheet) to secure the Borrower Senior Secured Credit Facilities and (y) in the case of the Secured Bridge Facility, the granting of liens on the Collateral (as defined in the Borrower Senior Secured Credit Facilities Term Sheet) to secure the Secured Bridge Facility, in each case, solely to the extent required hereunder) with charter documents of the Borrower and such Guarantors, solvency of the Borrower and its subsidiaries on a consolidated basis on the Funding Date after giving effect to the Transactions (and defined in a manner consistent with the Solvency Certificate attached as Exhibit F hereto), Federal Reserve margin regulations, the Investment Company Act, use of proceeds of such Credit Facility on the Funding Date not in violation of the Foreign Corrupt Practices Act, the Patriot Act (as defined below) or sanctions and anti-corruption laws, and, solely in the case of the Borrower Senior Secured Credit Facilities and the Secured Bridge Facility, the creation, validity and perfection of the security interests granted in the intended Collateral (subject to the Certain Funds Provision (as defined below)); and (ii) with respect to the Incremental Term Loan B Facility, the representations and warranties of CRC and the Guarantors under the Incremental Term Loan B Facility relating to organizational status of CRC and such Guarantors and good standing of CRC, organizational power and authority to enter into the Financing Documentation for the Incremental Term Loan B Facility, due authorization, execution, delivery and enforceability of the Financing Documentation for the Incremental Term Loan B Facility, no conflicts (limited to entry into the Financing Documentation for the Incremental Term Loan B Facility, borrowing thereunder and the granting of liens on the Collateral (as defined in the Existing CRC Credit Agreement) to secure the Incremental Term Loan B Facility solely to the extent required hereunder) with charter documents of CRC and such Guarantors, solvency of CRC and its subsidiaries on a consolidated basis on the Funding Date after giving effect to the Transactions (and defined in a manner consistent with the Solvency Certificate attached as

Exhibit F hereto), Federal Reserve margin regulations, the Investment Company Act, use of proceeds of the Incremental Term Loan B Facility on the Funding Date not in violation of the Foreign Corrupt Practices Act, the Patriot Act or sanctions laws, and the creation, validity and perfection of the security interests granted in the intended Collateral to secure the Incremental Term Loan B Facility (subject to the Certain Funds Provision).

To the extent any security interest in the intended Collateral for any Credit Facility (other than any Collateral the security interest in which may be perfected by (x) the filing of a UCC financing statement or (y) the possession of the stock certificates, to the extent certificated, of (A) the Borrower’s material domestic wholly-owned restricted subsidiaries (other than the Company and its subsidiaries), (B) the Company and (C) to the extent received by the Borrower from the Company on or prior to the Funding Date after you have used commercially reasonable efforts to obtain them on or prior to the Funding Date, material domestic wholly-owned restricted subsidiaries of the Company) is not or cannot be provided on the Funding Date, as applicable, (i) without undue burden or expense, (ii) as a result of any requirement to obtain approvals from governmental authorities under applicable governing law that have not been obtained prior to the Funding Date (it being understood that applicable gaming law requires prior approval of liens on certain of the pledged equity, which approvals may not be obtained prior to the Funding Date and the receipt of such approvals and the delivery of the certificates representing such pledged equity interests shall not be a condition to the funding of the Credit Facilities) or (iii) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of any Credit Facility on the Funding Date but shall be required to be delivered after the Funding Date pursuant to arrangements to be mutually agreed by the Borrower and the Lead Arrangers, acting reasonably (it being understood notwithstanding anything to the contrary provided herein, that in no event shall (x) the Borrower be required pursuant to the terms hereof to deliver mortgages in respect of owned or leased real property of the Borrower or the Guarantors (as defined in the Borrower Senior Secured Credit Facilities Term Sheet) for any Credit Facility on a date that is earlier than 90 days after the Funding Date (or such longer period as the Senior Administrative Agent may determine in its reasonable discretion) or (y) CRC be required pursuant to the terms hereof to deliver mortgages or mortgage modifications for existing mortgages in respect of owned or leased real property of CRC or the Guarantors (including CEOC and any of its subsidiaries that are required to become Guarantors under the Existing CRC Credit Agreement after the CEOC Event) (as defined in the Existing CRC Credit Agreement) on a date that is earlier than 90 days after the Funding Date (or such longer period as the CRC Administrative Agent may determine in its reasonable discretion)). In no event shall the funding of the commitments of any Credit Facility hereunder be conditioned upon the funding of any other Credit Facility hereunder and the satisfaction of the conditions to funding each Credit Facility shall be determined independently for such Credit Facility. This paragraph and the two immediately preceding paragraphs shall be referred to as the “Certain Funds Provision”.

3. Syndication.

(a) You agree to assist (and to use your commercially reasonable efforts (to the extent consistent with the terms of the Acquisition Agreement) to cause the Company to assist) the Lead Arrangers actively until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 30 days after the Funding Date (such earlier date, the “Syndication Date”), in achieving a syndication of the Credit Facilities that is reasonably satisfactory to the Lead Arrangers and you; provided that, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities, and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Funding Date or at any time thereafter. To assist the Lead Arrangers in their syndication and arrangement efforts for the Credit Facilities, you agree that from the date of your acceptance of this Commitment Letter until the Syndication Date with respect to the Credit Facilities, you will (i) make senior management of the Borrower available to prospective Lenders on reasonable prior notice and at times during normal business hours and places to be mutually agreed upon (and your using commercially reasonable efforts (to the extent consistent with the Acquisition Agreement) to cause appropriate senior management of the Company to be available for such meetings)), (ii) host, with the Lead Arrangers, one meeting and a reasonable number of conference calls to be mutually agreed with prospective Lenders at a time during normal business hours and place to be mutually agreed upon (and your using commercially reasonable efforts (to the extent consistent with the Acquisition Agreement) to cause appropriate officers of the Company to be available for such meetings and such conference calls)), (iii) assist, and, if applicable, use commercially reasonable efforts to cause your non-legal advisors and (to the extent consistent with the Acquisition Agreement) the Company’s non-legal advisors to assist, the Lead Arrangers in the preparation of customary confidential information memoranda and other customary marketing materials to be used in connection with the syndication and arrangement and provide (and use commercially reasonable efforts (to the extent consistent with the Acquisition Agreement) to cause the Company to provide) the Lead Arrangers upon reasonable request with other customary information, including financial information required in Schedule I attached hereto and projections (but no more than five years of projections) prepared by the Borrower), in connection with syndication of the Credit Facilities that is reasonably available to you and your advisors (and (to the extent consistent with the Acquisition Agreement) the Company and its advisors), (iv) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from the existing lending relationships of the Borrower and (to the extent consistent with the Acquisition Agreement) the Company, and (v) use commercially reasonable efforts to obtain, at the Borrower’s expense, (I) a current corporate rating of the Borrower from Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), (II) a current corporate family rating of the Borrower from Moody’s Investors Service, Inc. (“Moody’s”) and (III) a current rating with respect to each Credit Facility from each of S&P and Moody’s, in each case, prior to the launch of general syndication of the Credit Facilities, and to participate actively in the process of securing such ratings, including having senior management of the Borrower meet with such rating agencies (it being understood, however, that neither the obtaining of such ratings nor any specific rating shall be a condition to the availability of the Credit Facilities on the Funding Date). Upon the written request of the Initial Commitment Parties, you will (i) furnish, for no fee, to the Lead Arrangers an electronic version of the Borrower’s trademarks, service marks and corporate logo and (ii) use your commercially reasonable efforts (to the extent consistent with the Acquisition Agreement) to cause the Company to furnish, for no fee, to the Lead Arrangers an electronic version of the Company’s trademarks, service marks and corporate logo, in each case, for use in marketing materials for the purpose of facilitating the syndication of the Credit Facilities (collectively, the “Licenses”); provided, however, that the Licenses shall be used solely for the purpose described above and may not be assigned or transferred. In connection with the foregoing requirements to provide assistance, you will not be required to provide any information to the extent that the provision thereof would violate or waive any attorney-client or other privilege, constitute attorney work product or violate any law, rule or regulation, or any obligation of confidentiality owing to a third party and binding on you, the Company or your or its respective affiliates. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Lead Arrangers as a condition precedent to closing shall be those required to be delivered pursuant to paragraph (b) of Schedule I hereof.

(b) (i) The Initial Commitment Parties will manage, in consultation with you, all aspects of the syndication of the Borrower Senior Secured Credit Facilities, including decisions as to the selection and number of potential Lenders to be approached (provided that no Disqualified Institutions shall be approached without your prior written consent), when they will be approached, whose commitments for the Borrower Senior Secured Credit Facilities will be accepted, any titles offered to the Lenders under the Borrower Senior Secured Credit Facilities and the final allocations of the commitments under the Borrower Senior Secured Credit Facilities, subject in each case to the final two sentences of this Section 3(b)(i) and to Section 1(b). Notwithstanding the foregoing, which Lenders’ commitments for the Borrower Senior Secured Credit Facilities will be accepted and titles offered to Lenders for the Borrower Senior Secured Credit Facilities will all be subject to your prior approval (not to be unreasonably withheld). It is also understood and agreed that the distribution of the fees with respect to the Borrower Senior Secured Credit Facilities among the Lenders will be mutually agreed between you and the Initial Commitment Parties.

(ii) The Initial Commitment Parties will manage, in consultation with you, all aspects of the syndication of the Incremental Term Loan B Facility, including decisions as to the selection and number of potential Lenders to be approached (provided that no Disqualified Institutions shall be approached without your prior written consent), when they will be approached, whose commitments for the Incremental Term Loan B Facility will be accepted, any titles offered to the Lenders under the Incremental Term Loan B Facility and the final allocations of the commitments under the Incremental Term Loan B Facility, subject in each case to the final two sentences of this Section 3(b)(ii) and to Section 1(b). Notwithstanding the foregoing, which Lenders’ commitments for the Incremental Term Loan B Facility will be accepted and titles offered to Lenders for the Incremental Term Loan B Facility will all be subject to your prior approval (not to be unreasonably withheld). It is also understood and agreed that the distribution of the fees with respect to the Incremental Term Loan B Facility among the Lenders will be mutually agreed among you and the Initial Commitment Parties.

(iii) JPMorgan will manage, in consultation with you, all aspects of the syndication of the Secured Bridge Facility, including decisions as to the selection and number of potential Lenders to be approached (provided that no Disqualified Institutions shall be approached without your prior written consent), when they will be approached, whose commitments for the Secured Bridge Facility will be accepted, any titles offered to the Lenders under the Secured Bridge Facility and the final allocations of the commitments under the Secured Bridge Facility, subject in each case to the final two sentences of this Section 3(b)(iii) and to Section 1(b). Notwithstanding the foregoing, which Lenders’ commitments for the Secured Bridge Facility will be accepted and titles offered to Lenders for the Secured Bridge Facility will all be subject to your prior approval (not to be unreasonably withheld). It is also understood and agreed that the distribution of the fees with respect to the Secured Bridge Facility among the Lenders will be mutually agreed between you and JPMorgan.

(iv) The Initial Commitment Parties will manage, in consultation with you, all aspects of the syndication of the Unsecured Bridge Facility, including decisions as to the selection and number of potential Lenders to be approached (provided that no Disqualified Institutions shall be approached without your prior written consent), when they will be approached, whose commitments for the Unsecured Bridge Facility will be accepted, any titles offered to the Lenders under the Unsecured Bridge Facility and the final allocations of the commitments under the Unsecured Bridge Facility, subject in each case to the final two sentences of this Section 3(b)(iv) and to Section 1(b). Notwithstanding the foregoing, which Lenders’ commitments for the Unsecured Bridge Facility will be accepted and titles offered to Lenders for the Unsecured Bridge Facility will all be subject to your prior approval (not to be unreasonably withheld). It is also understood and agreed that the distribution of the fees with respect to the Unsecured Bridge Facility among the Lenders will be mutually agreed between you and the Initial Commitment Parties.

(c) Effective from your agreement to and acceptance of this Commitment Letter and continuing through the later of (i) the Syndication Date and (ii) the Funding Date, the Borrower and its controlled subsidiaries will not arrange, offer, place or syndicate (or cause to be arranged, offered, placed or syndicated) any debt securities or syndicated bank financing by or on behalf of itself or any of its controlled subsidiaries (and you will use your commercially reasonable efforts (to the extent consistent with the Acquisition Agreement) to ensure that the Company will not arrange, offer, place or syndicate (or cause to be arranged, offered, placed or syndicated) any debt securities or credit facilities by or on behalf of the Company or any of its controlled subsidiaries) without the consent of the Initial Commitment Parties (which shall not be unreasonably withheld), if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Credit Facilities; provided that, notwithstanding the foregoing, you, the Company and your and its respective subsidiaries may arrange, offer, place or syndicate (i) the New Senior Unsecured Notes, (ii) indebtedness constituting working capital, purchase money or capital lease financing, (iii) the Viper Transactions (or any other sale and leaseback transaction), (iv) indebtedness permitted to be incurred by the Company and its subsidiaries pursuant to the Acquisition Agreement and (v) (x) any refinancings, extensions or replacements of the foregoing and (y) any other refinancings, extensions or replacements of existing debt financing of you, the Company or your or its respective subsidiaries that, in the case of clause (y), will mature within 24 months following the date of this Commitment Letter.

4. Information.

(a) You represent and warrant that (i) all written information (other than the Projections (as defined below), forward looking information, information of a general economic or general industry nature and third-party reports) concerning the Borrower and its subsidiaries and the Transactions that has been or will be made available to the Commitment Parties by you, or any of your representatives (on your behalf), in connection with any aspect of the financing transactions contemplated hereby (the “Information”), when taken as a whole, does not, and in the case of Information made available after the date hereof, will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading (giving effect to all supplements and updates thereto) and (ii) all financial projections concerning the Borrower and its subsidiaries taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties by you, or any of your representatives (on your behalf), in connection with any aspect of the financing transactions contemplated hereby (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time such Projections are furnished to us, it being understood such assumptions and Projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are outside of your control, that no assurance can be given that any particular Projections will be realized and that actual results may vary significantly from the Projections and such differences may be material. You agree that, if at any time prior to the later of the Funding Date and the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (or, prior to the Funding Date, in the case of Information and Projections regarding the Company and its subsidiaries, use commercially reasonable efforts to supplement, or cause to be supplemented), the Information and Projections, as applicable, so that such representations will be correct in all material respects under those circumstances; provided that any such supplementation shall cure any breach of such representations. Solely as they relate to matters with respect to the Company and its subsidiaries, prior to the Funding Date, the foregoing representations, warranties and covenants are made to your knowledge. In issuing these commitments and in arranging and syndicating the Credit Facilities, the Commitment Parties are and will be using and relying on the Information and Projections without independent verification thereof; provided however, the accuracy of the representations in this Section 4(a) shall not be a condition to our obligations hereunder or the initial funding of the Credit Facilities on the Funding Date.

(b) You acknowledge that (i) the Lead Arrangers on your behalf will make available the Information, Projections and other marketing materials and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities (collectively, the “Informational Materials”), to prospective Lenders by posting the Informational Materials on SyndTrak Online, Intralinks or by other similar electronic means (collectively, the “Electronic Means”), and (ii) certain prospective Lenders may not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Company or the Borrower or the Company’s respective subsidiaries or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (each such Lender, a “Public Lender”, and each Lender that is not a Public Lender, a “Private Lender”). At the reasonable request of the Initial Commitment Parties, (A) you will assist, and cause your subsidiaries to assist (including using commercially reasonable efforts (to the extent consistent with the Acquisition Agreement) to cause the Company to assist), the Lead Arrangers in the preparation of an additional version of the Informational Materials to be used in connection with the syndication of the Credit Facilities to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), and (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”. By marking materials as “PUBLIC”, you shall be deemed to have represented to the Lead Arrangers and prospective Lenders (to the extent that the foregoing are recipients thereof) that such Informational Materials do not contain any MNPI. Notwithstanding the foregoing, you agree that the Lead Arrangers may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf unless you advise the Initial Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions (after you have been given a reasonable opportunity to review such documents) that such material should only be distributed to prospective Private Lenders: (x) administrative materials for prospective Lenders, such as lender meeting invitations and funding and closing memoranda, (y) notifications of changes to the Credit Facilities’ terms and (z) drafts and final versions of term sheets and definitive documents with respect to the Credit Facilities. If you advise the Initial Commitment Parties that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussion with you. Before distribution of any Informational Materials (a) to prospective Private Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Informational Materials and (b) to prospective Public Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Public Informational Materials and confirming the absence of MNPI therefrom. It is hereby agreed that the information package containing solely Public Informational Materials will contain customary language exculpating you, the Company, the Lead Arrangers and your and their respective affiliates, with respect to any liability related to the use of the contents of such information package or any related marketing materials by any recipients thereof.

5. Indemnification.

(a) You agree to indemnify and hold harmless the Commitment Parties, the Lenders and each of their respective affiliates and their and their affiliates’ respective directors, officers, employees, agents, advisors and other principals and the successors and permitted assigns of the foregoing (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, liabilities and expenses of any kind or nature, joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case, arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Financing Documentation for the Credit Facilities and the closing of the Transactions) or (ii) the use or the contemplated use of the proceeds of the Credit Facilities and any other financings undertaken pursuant to the Transactions (IN ALL CASES (SUBJECT TO THE FOLLOWING PROVISO), WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY), and to reimburse each Indemnified Party within 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for all reasonable and documented out-of-pocket expenses (including (but limited in the case of legal fees and expenses to) the reasonable and documented attorneys’ fees, expenses and charges of one primary counsel for all Indemnified Parties and one firm of local and gaming counsel for all Indemnified Parties in each relevant material jurisdiction (and, in the case of a conflict of interest where the Indemnified Party affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another counsel in each relevant material jurisdiction for such affected Indemnified Party)) related to such actions, suits, losses, claims, damages, liabilities and expenses; provided that no Indemnified Party will have any right to indemnification or reimbursement for any of the foregoing to the extent resulting from (x) such Indemnified Party’s own gross negligence, bad faith or willful misconduct or the gross negligence, bad faith or willful misconduct of such Indemnified Party’s controlled affiliates or any of its or their directors, officers, employees, agents, controlling persons, members, representatives or principals (each a “Related Party”), in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of this Commitment Letter or the Fee Letter by such Indemnified Party or its Related Parties, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) arising from any dispute among Indemnified Parties or Lenders or their Related Parties other than any claims (A) arising out of any act or omission of you or any of your subsidiaries or (B) against a Commitment Party in its capacity as a Lead Arranger or any agent, arranger or bookrunner. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, the Company or your or its respective equityholders or creditors, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. None of you, the Borrower, your or its respective subsidiaries nor any Indemnified Party will be liable for any indirect, consequential or punitive damages that may be alleged as a result of this Commitment Letter or any element of the Transactions; provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent set forth in this paragraph (including your indemnity and reimbursement obligations to indemnify us for indirect, special, punitive or consequential damage that are included in any third party claim in connection with which such Indemnified Party is entitled to indemnification hereunder). No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means except to the extent of direct or actual damages resulting from the gross negligence, bad faith or willful misconduct or material breach of this Commitment Letter of such Indemnified Party or a Related Party of such Indemnified Party, as determined by a final non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities that are the subject of such claim or action against such Indemnified Party and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

(b) Each Indemnified Party shall be obligated to refund or return any and all amounts paid to it under this Section 5 or the following Section 6 to such Indemnified Party or its Related Parties for any such losses, claims, damages, liabilities or expenses to the extent such Indemnified Party is not ultimately entitled to payment of such amounts in accordance with the terms hereof.

(c) You shall not be liable for any settlement of any claim, litigation or proceeding effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned) or any expenses incurred or associated therewith, but if settled with your written consent, you agree to indemnify and hold harmless each Indemnified Party or Related Party, as the case may be, from and against any and all losses, claims, damages and liabilities of any kind or nature in accordance with and subject to the limitations contained in the preceding paragraphs of this Section 5.

6. Expenses. If the Funding Date occurs, you shall reimburse each of the Commitment Parties within 30 days following written demand therefor (or on the Funding Date, to the extent invoiced at least 3 business days prior to the Funding Date) (together with reasonable backup documentation supporting such reimbursement request) for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses and due diligence expenses, which fees and expenses shall be limited to one primary counsel to the Lead Arrangers, the Administrative Agents and the Lenders taken as a whole and one local and gaming counsel in each relevant material jurisdiction (which may include a single counsel acting in multiple jurisdictions)) to the Lead Arrangers, the Administrative Agents and the Lenders taken as a whole and all reasonable printing, reproduction, document delivery, travel, CUSIP, Intralinks, SyndTrak Online, ClearParSM and communication costs incurred in connection with the syndication, arrangement and execution of the Credit Facilities and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Financing Documentation. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

7. Confidentiality.

(a) This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed by you in whole or in part to any person without our prior written consent, except for (i) the disclosure hereof or thereof on a confidential basis to your directors, officers, employees, agents, accountants, attorneys and other professional advisors retained by you in connection with the Transaction (and you shall be responsible for your affiliates’ and your directors, officers, employees, agents, accountants, attorneys and other professional advisors’ compliance with this paragraph), (ii) in any legal or administrative proceeding or as otherwise required by law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, including to regulatory (including gaming) authorities in connection with obtaining requisite consents and approvals for the Credit Facilities and the Transactions (in which case you, to the extent reasonably practicable and not prohibited by applicable law, agree to inform the Commitment Parties promptly thereof), (iii) this Commitment Letter and the Fee Letter (which, except for disclosure to the Company and its board of directors, officers, accountants, attorneys and other professional advisors, shall be redacted in a manner reasonably satisfactory to the Initial Commitment Parties to exclude fee amounts, but which may include the “Total Cap” and “Market Flex” provisions) on a confidential basis to the Company, Viper and the respective board of directors, officers, employees, agents, accountants, attorneys and other professional advisors of the Company and Viper in connection with their consideration of the Transactions, (iv) if the Lead Arrangers consent in writing to such proposed disclosure (such consent not to be unreasonably withheld, delayed or conditioned), (v) disclosure in connection with the enforcement of your rights hereunder or under the Fee Letter or (vi) to the extent that the Commitment Documents or the existence and contents thereof become publicly available other than by reason of disclosure by you or any of your affiliates in violation of this Commitment Letter or any other duty of confidentiality owing by them to us, any of our affiliates or any of their respective representatives; provided that you may disclose, after your acceptance of the Commitment Documents, (1) this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and in any syndication or other marketing materials, registration statements, offering memoranda or prospectus in connection with the Credit Facilities, the New Senior Unsecured Notes, the Viper Transactions and the Acquisition, (2) the Commitment Documents to potential Additional Lead Arrangers or Additional Initial Lenders on a confidential basis, (3) the existence of the Fee Letter (but not the contents of the Fee Letter) and the aggregate amount of the fees contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing or any prospectus or offering memorandum or confidential information memorandum and (4) Exhibit A, Exhibit B, Exhibit C, Exhibit D and Exhibit E or any other summary of the terms of the Credit Facilities to prospective Lenders or any ratings agency in connection with the Transactions, the Viper Transactions and/or the New Senior Unsecured Notes or its review of the Borrower or the Company. Your obligations under this paragraph (except with respect to the Fee Letter and the contents thereof) shall automatically terminate two years following the date of this Commitment Letter.

(b) The Commitment Parties and their affiliates will use all information provided to them or such affiliates by or on behalf of you, the Company or your or its respective affiliates or any of your or its respective representatives in connection with the transactions contemplated hereby solely for the purpose of providing the services which are the subject of this Commitment Letter and shall not disclose any such information in whole or in part to any person without your prior written consent; provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any legal or administrative proceeding, or otherwise as required by applicable law or regulation or compulsory legal process or as requested by a governmental authority (in which case the Commitment Parties, to the extent reasonably practicable and not prohibited by applicable law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their affiliates (in which case, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, the Commitment Parties, to the extent reasonably practicable and not prohibited by applicable law, agree to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of disclosure by the Commitment Parties or any of their affiliates in violation of this Commitment Letter or any other duty of confidentiality owing by them to you, the Company, any of your or its respective affiliates or any of your or its respective representatives, (d) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations owing to you, the Company or your or its respective affiliates or any of your or its respective representatives, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and their and their affiliates’ respective directors, officers, employees, legal counsel, independent auditors and other experts or agents (collectively, “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information (and each of us shall be responsible for our respective affiliates’ and their Representatives’ compliance with this paragraph), (g) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or CRC or any of their respective subsidiaries or any of their respective obligations, in each case, who agree (which agreement may be pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense, (i) to enforce their rights under this Commitment Letter and the Fee Letter or (j) to ratings agencies and market data collectors in connection with the Transactions; provided that notwithstanding anything to the contrary provided herein, no disclosure of any such information may be made to any Disqualified Institution. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Financing Documentation, to the extent covered therein upon the initial funding thereunder and shall in any event automatically terminate two years following the date of this Commitment Letter.

(c) The Commitment Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. Section 1010.230 (the “Beneficial Ownership Regulation”), each of them is required to (i) obtain, verify and record information that identifies the loan parties, which information includes your name and address and other information that will allow the Commitment Parties and the other Lenders to identify you in accordance with the Patriot Act and (ii) obtain a certification regarding beneficial ownership (a “Beneficial Ownership Certification”) from the Borrower and CRC. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to each Commitment Party and each Lender.

8. Other Services.

(a) You acknowledge that the Commitment Parties and their affiliates are full service financial institutions engaged, either directly or through their affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Commitments Parties and their affiliates and funds or other entities in which the Commitment Parties or their affiliates invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of its customers. In addition, the Commitment Parties or their affiliates may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments.

(b) You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours or the Company’s. Each of the Commitment Parties agrees that it will not furnish confidential information obtained from you or the Company to any of their other customers and that they will treat confidential information relating to you and the Company and your and the Company’s respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.

(c) In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity (except as expressly set forth in any engagement letters between such Commitment Party and you or your affiliates) and (ii) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the Fee Letter or in any engagement letters between such Commitment Party and you or your affiliates, or in any other letter agreements with respect to the New Senior Unsecured Notes between such Commitment Party and you or your affiliates; and (c) each Commitment Party and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and the Company’s and those of your and the Company’s affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or the Company or your or the Company’s respective affiliates. You agree that you will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by the Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby (except pursuant to a duty arising under or as a result of any engagement letters or other agreements between such Commitment Party and you or your affiliates).

(d) The Borrower acknowledges that certain of the Commitment Parties are currently acting as lenders under the Existing CRC Credit Agreement and that Credit Suisse is acting as the CRC Administrative Agent under the Existing CRC Credit Agreement. The Borrower further acknowledges that the Borrower’s and its affiliates’ rights and obligations under any other agreement with the Commitment Parties or any of their respective affiliates (including the Existing CRC Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by the Commitment Parties’ performance or lack of performance of services hereunder. The Borrower further acknowledges that the Commitment Parties or any of their respective affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to the Borrower or other companies that may be involved in a competing transaction. The Borrower hereby agrees that the Commitment Parties may render their services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and the Borrower hereby waives any conflict of interest claims relating to the relationship between any Commitment Party and the Borrower and its affiliates in connection with the engagement contemplated hereby, on the one hand, and Borrower exercise by such Commitment Party or any of its affiliates of any of their rights and duties under the Existing CRC Credit Agreement, on the other hand, provided that the foregoing shall not limit the Commitment Parties’ obligations that are expressly provided herein.

(e) As you know, JPMorgan, Credit Suisse and Macquarie have been retained by the Borrower (or one of its affiliates) as a financial advisor (in such capacity, the “Financial Advisors”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of either Financial Advisor, on the one hand, and JPMorgan, Credit Suisse, Macquarie and their respective affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties party hereto acknowledges (i) the retention of JPMorgan, Credit Suisse and Macquarie as Financial Advisors and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of JPMorgan, Credit Suisse and Macquarie or their respective affiliates.

9. Acceptance/Expiration of Commitments.

(a) This Commitment Letter and the commitment and agreements of the Commitment Parties and the undertakings of the Lead Arrangers set forth herein shall automatically terminate at 11:59 p.m. (Eastern Time) on June 28, 2019, without further action or notice, unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Commitment Parties by such time (and upon such delivery, this Commitment Letter and the Fee Letter shall be binding agreements among the Commitment Parties and you).

(b) In the event this Commitment Letter is accepted by you as provided in the preceding paragraph, the commitment and agreements of the Commitment Parties and the undertakings of the Lead Arrangers set forth herein, and your obligations under this Commitment Letter and the Fee Letter, except as set forth in Section 10 of this Commitment Letter and in the Fee Letter, will automatically terminate without further action or notice at 11:59 p.m. (Eastern Time) on the earliest to occur of (i) the termination of the Acquisition Agreement in accordance with its terms without the closing of the Acquisition, (ii) the consummation of the Acquisition without the funding of the Credit Facilities on the date of such consummation and (iii) the date that is 5 business days after the “End Date” as defined in the Acquisition Agreement as in effect on the date hereof and giving effect to any extension thereof in accordance with the Acquisition Agreement as in effect on the date hereof (the “Expiration Date”).

10. Survival. The sections of this Commitment Letter relating to Syndication, Indemnification, Information, Expenses, Confidentiality, Other Services, Survival, Governing Law and Miscellaneous shall survive any termination or expiration of this Commitment Letter or the commitment of the Commitment Parties or the undertakings of the Lead Arrangers set forth herein; provided that (x) the provisions hereof relating to Indemnification and Expenses shall be terminated on the Funding Date and superseded in their entirety by the definitive Financing Documentation to the extent covered thereby and (y) the provisions hereof relating to Information shall survive only until the later of the Syndication Date and the Funding Date, in each case, at which time such obligations shall terminate and be of no further force and effect.

11. Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided, that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (x) the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any breach thereof you (or your affiliate) have the right to terminate your (or your affiliate’s) obligations under the Acquisition Agreement or to otherwise decline to consummate the Acquisition under the Acquisition Agreement, (y) the interpretation of “Material Adverse Effect” (as defined in the Acquisition Agreement) and (z) the determination of whether the Acquisition has been consummated in accordance with the Acquisition Agreement, shall, in each case, be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, CLAIM, COUNTERCLAIM OR ACTION BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF THE SERVICES HEREUNDER OR THEREUNDER. The parties hereto hereby agree that any suit or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby will be brought exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

12. Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Parties, you and your subsidiaries with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. Those matters that are not covered or made clear herein, in the Existing CRC Credit Agreement and the Fee Letter are subject to mutual agreement of the parties. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter and the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void; provided that you may assign this Commitment Letter and the Fee Letter to any wholly-owned subsidiary of you in connection with the consummation of the Transactions. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts, and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by you and each of the Commitment Parties party hereto.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the definitive documentation for the Credit Facilities by the parties hereto in a manner consistent with this Commitment Letter and the Fee Letter and to fund the commitments hereunder on the Funding Date, in each case, enforceable at law and in equity in accordance with their terms and subject only to the Funding Conditions as provided in Section 2 of this Commitment Letter, subject to the Certain Funds Provision.

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Sincerely,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Brian Smolowitz
Name:	Brian Smolowitz
Title:	Vice President

[Signature Page to Commitment Letter]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Whitney Gaston
Name:	Whitney Gaston
Title:	Authorized Signatory

By:	/s/ Marc Zihlmann
Name:	Marc Zihlmann
Title:	Authorized Signatory

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Joseph Palambini
Name:	Joseph Palambini
Title:	Managing Director

[Signature Page to Commitment Letter]

MACQUARIE CAPITAL (USA) INC.

By:	/s/ Lisa Grushkin
Name:	Lisa Grushkin
Title:	Managing Director

By:	/s/ Jeff Abt
Name:	Jeff Abt
Title:	Managing Director

MACQUARIE CAPITAL FUNDING LLC

By:	/s/ Lisa Grushkin
Name:	Lisa Grushkin
Title:	Managing Director

By:	/s/ Jeff Abt
Name:	Jeff Abt
Title:	Managing Director

[Signature Page to Commitment Letter]

Agreed to and accepted as of the date first above written:

ELDORADO RESORTS, INC.

By:	/s/ Bret Yunker
Name:	Bret Yunker
Title:	Chief Financial Officer

[Signature Page to Commitment Letter]

SCHEDULE I

Conditions Precedent to Closing

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Schedule I is attached or in the Exhibits to the Commitment Letter.

The initial funding of the loans under the Credit Facilities on the Funding Date will be subject to the following conditions precedent:

(a) The Acquisition shall be consummated in all material respects in accordance with the Acquisition Agreement, substantially concurrently with the initial funding of the Credit Facilities, and no provision thereof shall have been amended or waived by you, and no consent with respect to any term or condition thereof shall have been given thereunder by you, in a manner materially adverse to the interests of the Commitment Parties or the Lenders in their capacities as such without the prior written consent of the Initial Commitment Parties (such approval not to be unreasonably withheld, conditioned or delayed) (it being agreed that (A) (i) any decrease in the cash portion of the purchase price of not more than 10% shall not be materially adverse to the interests of the Commitment Parties or the Lenders in their respective capacities as such so long as such decrease is allocated to reduce the Unsecured Bridge Facility on a dollar for dollar basis and (ii) any decrease in the number of shares constituting the equity portion of the purchase price of not more than 10% shall not be materially adverse to the interest of the Commitment Parties or the Lenders in their respective capacities as such; (B) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Commitment Parties or the Lenders in their respective capacities as such shall not otherwise constitute an amendment or waiver; (C) any amendment to or modification of the definition of “Material Adverse Effect” with respect to the Company in the Acquisition Agreement to which you agree shall be deemed to be materially adverse to the interests of the Commitment Parties and the Lenders in their capacities as such; (D) any waiver of (or material modification having the effect of a waiver of) the condition set forth in Section 6.1(e)(ii) of the Acquisition Agreement (as in effect on the date hereof) as to gaming approvals to which you agree shall be deemed to be materially adverse to the interests of the Commitment Parties and the Lenders in their capacities as such); and (E) any waiver of (or material modification having the effect of a waiver of) the condition set forth in Section 6.3(e) of the Acquisition Agreement (as in effect on the date hereof) as to the Company Convertible Senior Notes (as defined below) to which you agree shall be deemed to be materially adverse to the interests of the Commitment Parties and the Lenders in their capacities as such).

(b) The Lead Arrangers shall have received: (i) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows of the Borrower and its consolidated subsidiaries (excluding the Company and its subsidiaries) as of the end of (in the case of such balance sheet) and for the three most recent fiscal years of the Borrower ended more than 90 days prior to the Funding Date; (ii) unaudited quarterly consolidated condensed balance sheets and related consolidated condensed statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows of the Borrower and its consolidated subsidiaries (excluding the Company and its subsidiaries) as of the end of (in the case of such balance sheet) and for the period (if any) commencing after the end of the fiscal year covered by the most recent audited financial statements of the Borrower and ending on the last day of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days prior to the Funding Date; (iii) audited consolidated balance sheets and related consolidated statements of operations and comprehensive income/(loss), changes in stockholders’ equity/(deficit) and cash flows of the Company and its consolidated subsidiaries as of the end of (in the case of such balance

Schedule I - 1

sheet) and for the three most recent fiscal years of the Company ended more than 90 days prior to the Funding Date; (iv) unaudited quarterly consolidated condensed balance sheets and related consolidated condensed statements of operations and comprehensive income/(loss), changes in stockholders’ equity/(deficit) and cash flows of the Company and its consolidated subsidiaries as of the end of (in the case of such balance sheet) and for the period (if any) commencing after the end of the fiscal year covered by the most recent audited financial statements of the Company and ending on the last day of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended at least 45 days prior to the Funding Date; and (v) an unaudited consolidated pro forma balance sheet and statement of operations of the Borrower and its consolidated subsidiaries (including the Company and its consolidated subsidiaries) as of the last day and for the four fiscal quarter period ending on the last day of the most recently completed four fiscal quarter period for which historical financial statements of the Borrower and its consolidated subsidiaries have been delivered pursuant to clauses (i) and (ii), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of the fiscal year beginning on or immediately prior to such period (in the case of such statement of operations). The Lead Arrangers hereby acknowledge receipt of the financial statements in the foregoing clauses (i) and (iii) as of and for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, and in the foregoing clauses (ii) and (iv) as of and for the fiscal quarter ended March 31, 2019. The filing with the SEC of the financial statements required by clauses (i), (ii), (iii) and (iv) by the Borrower or the Company will satisfy the foregoing requirements. In addition, in the event that the Borrower delivers to the Lead Arrangers (including if such information is filed with the SEC) financial information relating to any fiscal periods more recently ended than those required by this paragraph (b), such delivery shall be deemed to satisfy the requirements of this paragraph (b).

(c) You shall have afforded the Lead Arrangers a period of no less than 15 consecutive business days, which days may (at the Borrower’s option) but shall not be required to, include the Funding Date (the “Marketing Period”), to syndicate the Credit Facilities; provided that such 15 consecutive business day period shall be deemed to start on the date of the receipt by the Lead Arrangers of the historical financial statements required under paragraph (b) above and the pro forma financial statements required under paragraph (b)(v) above, in each case, with the term “Funding Date” therein replaced for the purpose of this parenthetical with the date of delivery of such financial statements (subject to the Borrower’s rights pursuant to the last sentence of paragraph (b) above); provided that, if on any date during the Marketing Period the financial statements delivered at the start of such period would be required to be updated if the term “Funding Date” was replaced by such date of the Marketing Period, such 15 business day period shall continue and not restart if you shall have delivered such updated financial statements on such date; provided, further, that (i) July 5th of 2019 shall be excluded from the determination of the Marketing Period, (ii) if such 15 consecutive business day period has not ended by August 16, 2019, then such 15 consecutive business day period will not commence until September 3, 2019, (iii) November 28th and 29th of 2019 shall be excluded from the determination of the Marketing Period, (iv) if such 15 consecutive business day period has not ended by December 18, 2019, then such 15 consecutive business day period will not commence until January 2, 2020, (v) July 3rd of 2020 shall be excluded from the determination of the Marketing Period, (vi) if such 15 consecutive business day period has not ended by August 21, 2020, then such 15 consecutive business day period will not commence until September 8, 2020 and (vii) November 26th and 27th of 2020 shall be excluded from the determination of the Marketing Period. The Borrower may notify the Initial Commitment Parties in writing that the Borrower reasonably believes that it has delivered the financial statements required for the commencement of the Marketing Period and that such Marketing Period has therefore commenced on the date specified in such notice, and any such delivery of such a written notice shall be deemed to be conclusive evidence of the commencement of the Marketing Period

Schedule I - 2

on the date specified in such notice unless the Initial Commitment Parties object in written detail (stating with specificity what information has not been delivered) within 2 business days after receipt of such notice.

(d) With respect to the Unsecured Bridge Facility, unless waived by the Initial Commitment Parties, the Borrower shall have (i) prepared one or more offering memoranda or private placement memoranda (the “Offering Document”) related to the New Senior Unsecured Notes (all in customary form for the particular type of offering) including all financial statements customary for offerings of debt securities similar to the New Senior Unsecured Notes under Rule 144A; provided that, the Offering Document does not need to include such information customarily excluded in Rule 144A offerings, including, but not limited to, information required by Rules 3-05, 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, information required by Item 302 of Regulation S-K, Compensation Discussion and Analysis or other information required by Item 402 or Item 601 of Regulation S-K under the Securities Act, XBRL exhibits and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-2744A, (ii) arranged for delivery of drafts of customary (for high yield debt private placements by the Borrower or its affiliates, or the Company or its affiliates, as applicable) “comfort letters” (including customary “negative assurances”) with respect to the financial information of the Borrower and the Company, respectively, in the Offering Documents that independent accountants of the Borrower and the Company, respectively, would be prepared to deliver upon completion of customary procedures in connection with the offering of the New Senior Unsecured Notes and (iii) afforded the Investment Bank a period of no less than 15 consecutive business days (the “Notes Marketing Period”) following receipt of the Offering Document, to seek to place the New Senior Unsecured Notes (it being understood that the date, if any, of the issuance of the New Senior Unsecured Notes shall, at the Borrower’s option, qualify as a date upon which the Investment Bank had an opportunity to seek to place the New Senior Unsecured Notes); provided that (i) July 5th of 2019 shall be excluded from the determination of the Notes Marketing Period, (ii) if such 15 consecutive business day period has not ended by August 16, 2019, then such 15 consecutive business day period will not commence until September 3, 2019, (iii) November 28th and 29th of 2019 shall be excluded from the determination of the Notes Marketing Period, (iv) if such 15 consecutive business day period has not ended by December 18, 2019, then such 15 consecutive business day period will not commence until January 2, 2020, (v) July 3rd of 2020 shall be excluded from the determination of the Marketing Period, (vi) if such 15 consecutive business day period has not ended by August 21, 2020, then such 15 consecutive business day period will not commence until September 8, 2020 and (vii) November 26th and 27th of 2020 shall be excluded from the determination of the Marketing Period. It is hereby agreed that the Borrower may notify the Initial Commitment Parties in writing that the Borrower reasonably believes that it has delivered an Offering Document required for the commencement of the Notes Marketing Period and that such Notes Marketing Period has therefore commenced on the date specified in such notice, and any such delivery of such a written notice shall be deemed to be conclusive evidence of the commencement of the Notes Marketing Period on the date specified in such notice unless the Initial Commitment Parties object in written detail (stating with specificity what information has not been delivered) within 2 business days after receipt of such notice.

(e) With respect to each applicable Credit Facility, the (i) Specified Representations for such Credit Facility shall be true and correct in all material respects (except for those representations qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the Funding Date and (ii) the Specified Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision.

Schedule I - 3

(f) Since the date of the Acquisition Agreement, there has not been any Material Adverse Effect (as defined in the Acquisition Agreement) under clause (a) of the definition thereof with respect to the Company (a “Company Material Adverse Effect”) that would result in the failure of a condition precedent to your (or your affiliate’s) obligations under the Acquisition Agreement.

(g) All fees then due to the Administrative Agents, the Lead Arrangers and the Lenders under the Fee Letter shall have been paid from the proceeds of the fundings under the Financing Documentation on the Funding Date or otherwise, and all expenses contemplated by the Commitment Letter and the Fee Letter to be paid or reimbursed to the Administrative Agents, the Lead Arrangers and the Lenders that have been invoiced a reasonable period of time prior to the Funding Date (and in any event, invoiced at least 3 business days prior to the Funding Date (except as otherwise agreed by the Borrower)) shall have been paid from the proceeds of the fundings under the Financing Documentation on the Funding Date or otherwise.

(h) The Existing Debt Payoff (as defined in Exhibit A) shall be consummated substantially concurrently with, or shall be on the Funding Date promptly following, the initial funding of the Credit Facilities.

(i) Each of the Borrower, CRC and the applicable Guarantors, if any, under each applicable Credit Facility shall have provided the documentation and other information to the applicable Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least 3 business days prior to the closing of the Credit Facilities, to the extent requested in writing at least 10 business days prior to the closing of the Credit Facilities.

(j) If the Borrower or CRC qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and is not subject to any exemption thereunder, it shall deliver to each requesting Lender a Beneficial Ownership Certification as required by the Beneficial Ownership Regulation in relation to itself, at least 3 business days prior to the closing of the Credit Facilities, to the extent requested in writing at least 10 business days prior to the closing of the Credit Facilities.

(k) The applicable Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit F hereto with respect to the applicable Credit Facilities from the chief financial officer, chief accounting officer or other financial officer of the Borrower or CRC, as applicable. Each applicable Administrative Agent and the applicable Lenders shall have received customary opinions of counsel to the Borrower or CRC, as applicable, and any applicable Guarantors under the applicable Credit Facilities and of appropriate local counsel and other customary corporate resolutions, secretary’s certificates, evidence of existence of the Borrower or CRC, as applicable, and the applicable Guarantors and good standing of the Borrower or CRC, as applicable, from the applicable public official in its jurisdiction of organization, customary borrowing notices (which shall not be required to include any representation or statement as to the absence (or existence) of any default or event of default or any bring-down of representations and warranties) and customary officer’s certificates (which shall not be required to include any representation or statement as to the absence (or existence) of any default or event of default or any bring-down of representations and warranties).

(l) With respect to the Borrower Senior Secured Credit Facilities and subject to Section 2 of the Commitment Letter and the Certain Funds Provision, (i) the Senior Administrative Agent (on behalf of the applicable Lenders) shall have a valid and perfected first priority lien

Schedule I - 4

(subject to permitted liens) and security interest in the Collateral (for purposes of this paragraph, as defined in the Borrower Senior Secured Credit Facilities Term Sheet) and (ii) all filings and recordations necessary in connection with perfecting the liens and security interests in the applicable Collateral shall have been duly made or authorized by the Borrower or the applicable Guarantor to be made.

(m) With respect to the Secured Bridge Facility and subject to Section 2 of the Commitment Letter and the Certain Funds Provision, (i) the Secured Bridge Administrative Agent (on behalf of the applicable Lenders) shall have a valid and perfected first priority lien (subject to permitted liens) and security interest in the Collateral (for purposes of this paragraph, as defined in the Borrower Senior Secured Credit Facilities Term Sheet) and (ii) all filings and recordations necessary in connection with perfecting the liens and security interests in the applicable Collateral shall have been duly made or authorized by the Borrower or the applicable Guarantor to be made.

(n) With respect to the Existing CRC Credit Agreement and solely to the extent required thereby and subject to Section 2 of the Commitment Letter and the Certain Funds Provision, (i) the CRC Administrative Agent (on behalf of the applicable Lenders) shall have a valid and perfected first priority lien (subject to permitted liens) and security interest in the Collateral (for purposes of this paragraph, as defined in the Existing CRC Credit Agreement and including the property of CEOC and its wholly owned material domestic restricted subsidiaries that become guarantors under the Existing CRC Credit Agreement) and (ii) all filings and recordations necessary in connection with perfecting with the liens and security interests in the applicable Collateral shall have been duly made or authorized by the applicable Loan Party (as defined in the Existing CRC Credit Agreement) to be made.

Schedule I - 5

EXHIBIT A

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter or the other Schedules and Exhibits to the Commitment Letter.

The Borrower intends to acquire all of the issued and outstanding equity interests of Caesars Entertainment Corporation (the “Company”) pursuant to that certain Agreement and Plan of Merger, dated as of June 24, 2019 (the “Acquisition Agreement”), by and among the Borrower, Colt Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company (the “Acquisition”).

In connection with the foregoing, it is intended that:

(a) The Borrower may dispose of certain assets identified to the Lead Arrangers as (i) Mountaineer Casino, Racetrack & Resort, (ii) Isle Casino Cape Girardeau and (iii) Lady Luck Casino Caruthersville (collectively, the “Specified Borrower Asset Sales”); provided that the occurrence of any or all of the Specified Borrower Asset Sales shall not be a condition to the funding of the Credit Facilities on the Funding Date and it is understood that some or all of the Specified Borrower Asset Sales may occur after the Funding Date or not at all (it being understood that nothing herein shall restrict the sale of any other asset of the Borrower or the Company or their restricted subsidiaries permitted by the Acquisition Agreement).

(b) CEOC, CRC, the Company or a subsidiary thereof may (i) obtain certain lease or debt financing from VICI Properties Inc. (“Viper”) and/or one or more subsidiaries thereof in an aggregate principal amount of approximately $1,404.0 million (the “Viper Lease Financing”) and/or (ii) consummate one or more sale and leaseback transactions with Viper and/or one or more subsidiaries thereof of the real properties commonly known as Harrah’s New Orleans, Harrah’s Laughlin and/or Harrah’s Atlantic City or other gaming properties in lieu thereof (the “Viper Sale and Leaseback Transactions” and, together with the Viper Lease Financing, the “Viper Transactions”) for expected net cash proceeds of approximately $1,810.0 million, and CEOC, CRC or the Company or the applicable subsidiary thereof, as applicable, may distribute the net cash proceeds of the Viper Transactions to the Borrower; provided that the occurrence of any or all of the Viper Transactions and the distribution of the Viper Proceeds to the Borrower shall not be a condition to the funding of the Credit Facilities on the Funding Date, and it is understood that some or all of the Viper Transactions may occur after the Funding Date or not at all and/or the distribution of the Viper Proceeds to the Borrower may occur after the Funding Date or not at all (regardless of whether the Viper Transactions occur).

(c) The Borrower (1) will obtain the Borrower Senior Secured Credit Facilities as described in Exhibit B to the Commitment Letter, (2) may (A) issue the New Senior Unsecured Notes and/or (B) if any or all of the New Senior Unsecured Notes are not issued on or prior to the Funding Date and/or the proceeds thereof are not made available to the Borrower on the Funding Date, borrow up to such unissued or unavailable amount in the form of Unsecured Bridge Loans as described in Exhibit E and (3) may (A) receive all or a portion of the Viper Proceeds and/or the Gaming Asset Sales Proceeds and/or (B) (i) if any or all of the Viper Proceeds are not received by CEOC, CRC, or the Company or any of their respective subsidiaries, or if CEOC, CRC or any of their respective subsidiaries are not permitted to distribute all or any portion of the Viper Proceeds to the Borrower, on or prior to the Funding Date and/or (ii) if any or all of the Gaming Asset Sales Proceeds are not received by the Borrower on or prior to the Funding Date, borrow up to such amount that is not issued and/or received and/or that may not be distributed in the form of Secured Bridge Loans as described in Exhibit D.

Exhibit A - 1

(d) Pursuant to the Acquisition Agreement, the Borrower will consummate the Acquisition, pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving entity of such merger, and, if applicable, the other transactions described therein. The Borrower may convert to a Delaware corporation in connection with the Transaction.

(e) Either (i) the Company may directly or indirectly contribute all of its equity interests in CEOC, LLC (“CEOC”), a subsidiary of the Company, to CRC (the “CEOC Contribution”), (ii) CEOC may become a co-borrower under the Existing CRC Credit Agreement and a co-issuer under the indenture dated as of October 16, 2017, among CRC, CRC Finco, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, relating to the 5.250% senior notes due 2025 of CRC and CRC Finco, Inc. (the “Existing CRC Indenture”) (the “CEOC Co-Borrower Event”) or (iii) CRC may otherwise merge or consolidate with, or acquire, directly or indirectly, all of the equity interests in CEOC (the “CEOC Acquisition” and either of the CEOC Contribution, the CEOC Co-Borrower Event or the CEOC Acquisition, the “CEOC Event”); provided that the occurrence of a CEOC Event shall not be a condition to the funding of the Credit Facilities on the Funding Date and it is understood that the CEOC Event may occur after the Funding Date or not at all.

(f) CRC will obtain the Incremental Term Loan B Facility as described in Exhibit C to the Commitment Letter and apply a portion of the proceeds thereof, together with cash on hand of the Company and its subsidiaries, to repay in full the indebtedness outstanding under that certain Credit Agreement, dated as of October 6, 2017 (the “Existing CEOC Credit Agreement”), among CEOC, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (the “CEOC Debt Payoff”).

(g) Except as set forth in paragraph (f) above, the proceeds of the Credit Facilities, together with cash on hand of the Borrower and the Company (including Gaming Asset Sale Proceeds) and the proceeds of the New Senior Unsecured Notes (if any), the Secured Bridge Loans (if any), the Unsecured Bridge Loans (if any) and the Viper Proceeds (if any) will be applied (i) to pay the cash consideration for the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions (the amounts set forth in the immediately preceding clauses (i) and (ii), collectively, the “Acquisition Costs”), (iii) to repay in full the indebtedness outstanding under the Borrower’s existing Credit Agreement, dated as of April 17, 2017 (the “Existing Borrower Credit Agreement”), among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, (iv) to repay (or redeem, repurchase, defease or satisfy and discharge) in full all of the Borrower’s (1) 7.00% Senior Notes due 2023, (2) 6.00% Senior Notes due 2025 and (3) 6.00% Senior Notes due 2026, in each case, together with all accrued interest, fees and premiums thereon, (v) to repurchase any of the Company’s 5.00% convertible senior notes due 2024 (the “Company Convertible Senior Notes”) from holders, pursuant to a fundamental change purchase offer or otherwise in connection with the Transactions, to pay any cash portion of the conversion consideration due upon conversion or tender of the Company Convertible Senior Notes to holders of which that elect to convert or tender such Company Convertible Senior Notes, in each case, together with all accrued interest, fees and premiums thereon, if any, and to pay any consent solicitation fees (it being understood that any of the Company Convertible Senior Notes may remain outstanding after the Funding Date, including that any Company Convertible Senior Notes the holders of which do not elect to accept the Company’s fundamental change purchase offer and do not elect to convert or tender such Company Convertible Senior Notes may remain outstanding after the fundamental change purchase date), and (vi) at the election of the Borrower, repay other existing indebtedness of the Company and its subsidiaries (clauses (iii) and (iv), together with the CEOC Debt Payoff, the “Existing Debt Payoff”).

The transactions described above are collectively referred to as the “Transactions”.

Exhibit A - 2

EXHIBIT B

Borrower Senior Secured Credit Facilities Term Sheet

[attached]

Exhibit B

EXHIBIT B

Eldorado Resorts, Inc.

$3,000.0 million Senior Secured Term Facility

$1,000.0 million Senior Secured Revolving Facility

Summary of Principal Terms and Conditions1

Borrower:	Eldorado Resorts, Inc., a Nevada corporation (the “Borrower”).

Agent:	JPMorgan, acting through one or more of its branches or affiliates, will act as administrative agent and collateral agent for the Senior Facilities (as defined below) (in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower and excluding in all events Disqualified Institutions (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Arrangers:	JPMorgan, CSLF and Macquarie Capital will act as joint lead arrangers for the Senior Facilities (the “Lead Arrangers”), JPMorgan, CSLF and Macquarie Capital will act as joint bookrunners for the Senior Facilities (the “Bookrunners” and, together with the Lead Arrangers and any additional agents, arrangers and bookrunners appointed by the Borrower, each in such capacity, an “Arranger” and, collectively, the “Arrangers”), and will perform the duties customarily associated with such roles. Other agents, arrangers and bookrunners may be appointed by the Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Documentation Agent”).

Financing Documentation:	The definitive documentation with respect to the Senior Facilities (the “Financing Documentation”) will contain the terms set forth in this Summary of Principal Terms and Conditions (this “Senior Facilities Term Sheet”) and to the extent not inconsistent herewith, will otherwise be based on and substantially consistent with the Existing CRC Credit Agreement (the “Documentation Precedent”) (including provisions therein with respect to Gaming Leases (as defined below) and management and support agreements related to Gaming Leases), with such modifications as are necessary to (a) reflect the terms set forth in this Senior Facilities Term Sheet, (b) give due regard to the financial model delivered to the Lead Arrangers on June 21, 2019 (the “Borrower Model”), the operational and strategic requirements of the Borrower and its subsidiaries (including as to the operational and strategic requirements of the Company and its subsidiaries) in light of their industries, businesses, geographic locations, business practices, financial accounting and proposed business plan after giving effect to the

[1]

All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Summary of Principal Terms and Conditions is attached (the “Commitment Letter”).

Acquisition, (c) with respect to basket amounts and leverage-based thresholds and subject to clause (a), with modifications to reflect the Funding Date leverage and EBITDA (defined consistent with the Documentation Precedent, and including, for avoidance of doubt, any addbacks (1) described in the Borrower Model, (2) included in the Existing Borrower Credit Agreement or (3) described in the quality of earnings report or the financial legal diligence report, dated June 11, 2019, prepared by a nationally recognized accounting firm reasonably selected by Borrower delivered to the Lead Arrangers on June 13, 2019) of the Borrower and its subsidiaries relative to the respective amounts, thresholds and EBITDA for the Company and its subsidiaries in the Documentation Precedent and (d) reflect administrative agency and operational matters reasonably acceptable to the Agent and the Borrower (and to include modifications to incorporate customary provisions addressing the certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230, the treatment of division and series transactions of limited liability companies under Delaware and other applicable law, “QFC stay rules”, the potential replacement of LIBOR and customary ERISA representations and covenants by lenders). The Financing Documentation shall be at least as favorable to the Borrower and its subsidiaries as (a) the Documentation Precedent and (b) the Existing Borrower Credit Agreement. This paragraph is referred to herein as the “Documentation Principles”.

Any lease pursuant to which the Borrower or its subsidiaries lease the real property and related improvements underlying any facility operated by the Borrower or its subsidiaries (each, a “Gaming Lease”) (and the rent thereunder) shall be treated as an operating lease for all purposes under the Financing Documentation and shall not constitute a capital lease, indebtedness or a lien or give rise to interest expense (and corresponding adjustments shall be made to EBITDA and net income) for any purpose under the Financing Documentation regardless of how the Borrower or its subsidiaries may treat the Gaming Lease for financial reporting purposes.

“EBITDA” shall be defined in a manner consistent with the Documentation Principles (provided that consolidated net income shall be calculated without any reduction or limitation due to any restriction under the Company’s or its subsidiaries’ existing debt documents or master lease support agreements), and in any event shall include addbacks for all items of the type set forth in the Borrower Model.

Senior Facilities:

(A)  a senior secured term loan B facility in an aggregate principal amount of $3,000.0 million (the “Term Facility” and loans thereunder, the “Term Loans”). The Term Loans will be funded in full on the Funding Date in United States Dollars.

(B)  a senior secured revolving credit facility in an aggregate principal amount of $1,000.0 million (the “Revolving Facility” and, together with the Term Facility, the “Senior Facilities”), up to an amount to be agreed of which will be available through a subfacility in the form of letters of credit. The Revolving Facility may be funded in United States Dollars, Canadian Dollars, Euros, Pounds Sterling and Japanese Yen.

The Revolving Facility shall be made available upon the same day notice in the case of ABR loans.

Incremental Facilities:	The Borrower will be permitted to increase the Revolving Facility or add one or more additional revolving facilities (each, an “Incremental Revolving Facility”) or increase the Term Facility or add one or more additional term loan credit facilities (each, an “Incremental Term Facility” and, collectively, the “Incremental Facilities”) on terms consistent with the Documentation Principles;

provided that:

(i) the aggregate principal amount of all Incremental Facilities shall not exceed the sum of (w) the greater of $2,175.0 million and the Corresponding Multiple of LTM EBITDA (as defined below), less the aggregate outstanding principal amount of all incremental facilities issued and/or incurred in reliance on paragraph (1) of the definition of “Incremental Amount” in the Existing CRC Credit Agreement (or equivalent thereof in the documents governing any refinancing thereof), plus (x) all (A) voluntary prepayments of and debt buybacks pursuant to Dutch auctions (limited to the amount of cash paid) (which prepayments and buybacks may be consummated substantially concurrently with the incurrence of, and be funded with the proceeds of, Incremental Facilities incurred under this clause (x)) with respect to any indebtedness incurred pursuant to clause 4(xv) under “Negative Covenants” below (or any refinancing thereof), and (B) commitment reductions of indebtedness incurred pursuant to clause 4(xv) under “Negative Covenants” below (or any refinancing thereof), in each case under this clause (B) that is a revolving facility, other than those funded with the proceeds of long-term indebtedness, plus (y) all (A) voluntary prepayments of and debt buybacks pursuant to Dutch auctions (limited to the amount of cash paid) with respect to, the Term Facility, any Incremental Term Facility that is secured on a pari passu basis with the Senior Facilities, any Incremental Equivalent Debt (as defined below) that is secured on a pari passu basis with the Senior Facilities or any indebtedness incurred pursuant to clauses 4(i) or 4(iv) under “Negative Covenants” below (or any refinancing thereof) that is secured on a pari passu basis with the Senior Facilities, and (B) commitment reductions of the Revolving Facility or any Incremental Revolving Facility, Incremental Equivalent Debt or any indebtedness incurred pursuant to clauses 4(i) or 4(iv) under “Negative Covenants” below (or any refinancing thereof), in each case under this clause (B) that is a revolving facility other than those funded with the proceeds of long-term indebtedness, plus (z) such additional amount so long as, on the date of incurrence thereof or, if an LCT Election (as defined below) is made, on the applicable LCT Test Date (as defined below), (a) in the case of loans under such Incremental Facilities secured by liens on the Collateral (as defined below) that rank pari passu with the liens on the Collateral securing the Senior Facilities, the ratio of funded debt outstanding that is secured by a first priority lien on the Collateral or on the “Collateral” under the Existing CRC Credit Agreement (net of unrestricted cash and cash equivalents) to adjusted EBITDA (the “Net First Lien Leverage Ratio”) on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Principles) will be no greater than, at the Borrower’s option, (i) 0.25x greater than the Net First Lien Leverage Ratio on the Funding Date or (ii) if incurred in connection with a permitted acquisition or other permitted investment, the Net First Lien Leverage Ratio immediately prior to the incurrence of such Incremental Facility (in each case, calculated without netting the cash proceeds of such Incremental Facility on the date of incurrence and in the case of any Incremental Facilities constituting revolving credit facilities, assuming that such facilities were fully drawn on the date of effectiveness thereof), (b) in the case of loans under such Incremental Facilities secured by liens on the Collateral that rank junior to the liens on the Collateral securing the Senior Facilities, the ratio of all funded debt outstanding that is secured by a lien on the Collateral or on the “Collateral” under the Existing CRC Credit Agreement (net of unrestricted cash and cash equivalents) to adjusted EBITDA (the “Net Secured Leverage Ratio”) on a Pro Forma Basis will be no greater than, at the Borrower’s option, (i) 0.50x greater than the Net Secured Leverage Ratio on the Funding Date or (ii) if incurred in connection with a permitted acquisition or other permitted investment, the Net Secured Leverage Ratio immediately prior to the incurrence of such Incremental Facility (in each case, calculated without netting the cash proceeds of such Incremental Facility on the date of incurrence and in the case of any Incremental Facilities constituting revolving credit facilities, assuming such facilities were fully drawn on the date of effectiveness thereof) and (c) in the case of unsecured indebtedness under such Incremental Facilities, the ratio of adjusted EBITDA to total cash interest expense (the “Fixed Charge Coverage Ratio”) on a Pro Forma Basis is not less than, at the Borrower’s option, (i) 2.00 to 1.00 or (ii) if incurred in connection with a permitted acquisition or other permitted investment, the Fixed Charge Coverage Ratio immediately prior to the incurrence of such Incremental Facility (in each case, calculated in the case of any Incremental Facilities constituting revolving credit facilities, assuming such facilities were fully drawn on the date of effectiveness thereof) (provided, however, that if amounts incurred under this clause (z) are incurred concurrently with the incurrence of Incremental Facilities in reliance on clause (w), clause (x) and/or clause (y) above, the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio or the Fixed Charge Coverage Ratio, as applicable, shall not include amounts incurred in reliance on clause (w), clause (x) and/or clause (y) (it being understood that any portion of any Incremental Facility incurred in reliance on clause (w), clause (x) and/or clause (y) may be reclassified, as the Borrower may elect from time to time, as incurred under clause (z) if the Borrower meets the applicable ratio under clause (z) at such time on a Pro Forma Basis));

(ii) to the extent required by the lenders providing such Incremental Facilities as set forth in the applicable incremental assumption agreement, no event of default shall have occurred and be continuing or would result therefrom (but, in any event, if any such Incremental Facility is established for a purpose other than an acquisition or investment that is permitted by the Financing Documentation, no payment or bankruptcy event of default (with respect to the Borrower) shall have occurred and be continuing or would result therefrom);

(iii) the loans under such additional credit facilities shall be senior secured obligations or shall be unsecured and shall rank pari passu with or, at the Borrower’s option, junior in right of security to the other Senior Facilities or be unsecured; provided, that, there shall be no borrowers or guarantors in respect of such Incremental Facilities that are not the Borrower or a Guarantor (as defined below) and there shall be no collateral security for such Incremental Facilities other than Collateral; and provided, further, that, if such additional credit facilities rank junior in right of security with the Senior Facilities or are unsecured, (x) such additional credit facilities will be established as a separate facility from the Senior Facilities, (y) such Incremental Facilities that rank junior in right of security shall be subject to an intercreditor agreement consistent with the Documentation Principles, and (z) for the avoidance of doubt, such Incremental Facilities will not be subject to clause (vii) below;

(iv) the additional revolving loan commitments will mature no earlier than the Revolving Facility and shall have no amortization and all other terms of any such additional revolving loan commitments (other than pricing, maturity, participation in voluntary and mandatory prepayments or commitment reductions or ranking as to security) shall be (A) on then current market terms, or (B) in the case of unsecured debt, customary for “high yield” securities or (C) substantially similar to, or not materially less favorable to the Borrower and its subsidiaries than, the terms and conditions, taken as a whole, applicable to the Revolving Facility (except for covenants or other provisions (x) applicable only to periods after the latest final maturity date of the Revolving Facility existing at the time of such additional revolving loan commitments or (y) that are otherwise reasonably satisfactory to the Agent);

(v) the loans under the additional term loan facilities will mature no earlier than, and will have a weighted average life to maturity (without giving effect to any amortization or prepayments on the outstanding Term Loans or Incremental Term Loans, as applicable) no shorter than, that of the Term Facility (provided, that (1) bridge loans, the terms of which provide for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the latest maturity date of the Term Facility (“Extendable Bridge Loans”) and (2) up to $500.0 million (the “Inside Maturity Basket”) in the aggregate of Incremental Term Facilities, Incremental Equivalent Debt in the form of term facilities, Refinancing Term Facilities (as defined below), Refinancing Debt (as defined below) and/or any term facilities incurred pursuant to clauses 4(i) or 4(iv) under “Negative Covenants” below may have a maturity date that is earlier than the maturity of, and a weighted average life that is shorter than, the Term Facility) and all other terms of any such additional term loan facility (other than pricing, amortization, maturity, participation in voluntary and mandatory prepayments or ranking as to security) shall be (A) on then current market terms, or (B) in the case of unsecured debt, customary for “high yield” securities or (C) substantially similar to, or not materially less favorable to the Borrower and its subsidiaries than, the terms and conditions, taken as a whole, applicable to the Term Facility (except for covenants or other provisions (x) applicable only to periods after the latest final maturity date of the Term Facility existing at the time of such additional term loan facilities, or (y) that are otherwise reasonably satisfactory to the Agent);

(vi) with respect to mandatory prepayments of term loans and mandatory commitment reductions of revolving loans, the Incremental Facilities shall not participate on a greater than pro rata basis than the Term Facility and the Revolving Facility, respectively; and

(vii) the interest rate margins and original issue discount or upfront fees (if any) and interest rate floors (if any) applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that if the “yield” (to be defined to include upfront fees and original issue discount on customary terms and any interest rate floor (subject to the first proviso hereto below) but excluding any structuring, commitment and arranger fees or similar fees (unless such fees are paid to lenders generally in a syndication of such Incremental Facility)) of any Incremental Term Facility incurred under clause (i)(z) above that is a broadly syndicated U.S. dollar denominated term loan secured by liens on the Collateral that rank pari passu with the liens on the Collateral securing the Senior Facilities exceeds the “yield” on the Term Facility by more than 75 basis points, the applicable margins for the Term Facility shall be increased to the extent necessary so that the “yield” on the Term Facility is 75 basis points less than the “yield” on the Incremental Term Facility; provided that, if Adjusted LIBOR (as defined in Annex B-I hereto) in respect of such Incremental Term Facility includes a floor greater than the floor applicable to the Term Facility and such floor is greater than Adjusted LIBOR in effect for a 3-month interest period at such time, such increased amount (above the greater of such floor and such Adjusted LIBOR) shall be equated to interest rate for purposes of determining the applicable interest rate under such Incremental Term Facility; provided that this clause (vii) shall not be applicable to any Incremental Term Facility that (A) is incurred more than 6 months after the Funding Date, (B) is incurred to fund a permitted acquisition or investment, (C) has a maturity greater than one year after the maturity date of the Term Facility or (D) is in an aggregate amount equal to or less than $500.0 million.

Subject to clause (ii) above, Incremental Facilities shall, if agreed by the lenders providing such Incremental Facility, be subject to customary “SunGard” or “certain funds” conditionality provisions.

The Borrower may issue, in lieu of any Incremental Term Facility, first lien secured or junior lien secured or unsecured notes, first lien loans, junior lien loans, unsecured loans, or secured or unsecured “mezzanine” debt (“Incremental Equivalent Debt”) (in each case, if in the form of junior lien or unsecured loans or notes, with a maturity at least 91 days after the maturity of the initial Term Loans (other than in the case of Extendable Bridge Loans), and to the extent secured, subject to customary intercreditor terms to be consistent with the Documentation Principles) if the applicable conditions to effecting and borrowing under an Incremental Term Facility (as if such Incremental Equivalent Debt were an Incremental Term Loan) set forth in clauses (i) through (vii) above would have been satisfied, provided that, the provisions of clause (vii) above shall not apply other than with respect to U.S. dollar denominated broadly syndicated senior term loans secured by liens on the Collateral that rank pari passu with the liens on the Collateral securing the Senior Facilities and clause (v) above shall not apply to any customary bridge facility so long as the long term debt into which any such customary bridge facility is to be converted satisfies such clauses.

Purpose:

(A)  The proceeds of the Term Facility will be used (i) on the Funding Date to finance the Acquisition, to repay existing indebtedness of the Borrower and its subsidiaries (including the Company and its subsidiaries), and to pay fees and expenses and (ii) on and after the Funding Date for working capital and general corporate purposes (including, without limitation, for permitted acquisitions and transactions costs).

(B)  The proceeds of loans under the Revolving Facility will be used by the Borrower from time to time on or after the Funding Date for working capital and general corporate purposes (including, without limitation, for permitted acquisitions and transaction costs); provided that the amount of the Revolving Facility drawn on the Funding Date shall be subject to the limitation set forth under “Availability” below.

Refinancing Facilities:	The Financing Documentation will permit the Borrower to refinance loans under the Term Facility or any Incremental Term Facility or replace commitments under the Revolving Facility or any Incremental Revolving Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Financing Documentation with the consent of the Borrower, and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the Senior Facilities or secured notes or loans that are junior in right of security in the Collateral (any such notes or loans, “Refinancing Debt”); provided that (i) any Refinancing Term Facility or Refinancing Debt (other than Extendable Bridge Loans) do not mature prior to the maturity date of, or have a shorter weighted average life (without giving effect to any amortization or prepayments on the outstanding Term Loans or Incremental Term Loans, as applicable) than, or, with respect to notes, have mandatory prepayment provisions (other than related to customary asset sale (and similar events) and change of control offers) that result in prepayments of such Refinancing Debt prior to, the loans under the Term Facility being refinanced, (ii) any Refinancing Revolving Facility does not mature (or require commitment reductions or amortization) prior to the maturity date of the revolving commitments being replaced, (iii) there shall be no borrowers or guarantors in respect of any Refinancing Facility or Refinancing Debt that are not the Borrower or a Guarantor, (iv) the other terms and conditions, taken as a whole, of any such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Debt (excluding pricing (as to which no “most favored nation” clause shall apply) and optional prepayment or redemption terms) are (A) on then current market terms, or (B) in the case of unsecured debt, customary for “high yield” securities or (C) substantially similar to, or not materially less favorable to the Borrower and its subsidiaries than, the terms and conditions, taken as a whole, applicable to the term facility or revolving facility being refinanced or replaced (except for covenants or other provisions (x) applicable only to periods after the latest final maturity date of the Term Facility and the Revolving Facility existing at the time of such refinancing or (y) that are otherwise reasonably satisfactory to the Agent), (v) with respect to (1) Refinancing Debt secured by Collateral or (2) any Refinancing Facility secured by liens on the Collateral that are junior in priority to the liens on the Collateral securing the Senior Facilities, such agreements or liens will be subject to an intercreditor agreement consistent with the Documentation Principles or otherwise reasonably acceptable to the Agent and (vi) except to the extent otherwise permitted under the Financing Documentation (including utilization of any other available baskets or incurrence-based amounts) the aggregate principal amount of any Refinancing Facility or Refinancing Debt shall not be greater than the aggregate principal amount (or committed amount) of the term facility or revolving facility (as applicable) being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such term facility or revolving facility being refinanced or replaced will be permanently reduced substantially simultaneously with the issuance thereof.

Availability:	(A) The full amount of the Term Facility must be drawn in a single drawing on the Funding Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

(B)  From and after the Funding Date, the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts and upon notice to be agreed upon but consistent with the Documentation Principles; provided that the amount of loans under the Revolving Facility that may be borrowed on the Funding Date shall not exceed $500.0 million. Amounts repaid or prepaid under the Revolving Facility may be reborrowed.

(C) The full amount of the letter of credit subfacility shall be available on and after the Funding Date.

Interest Rates and Fees:	As set forth on Annex B-I hereto.

Letters of Credit:

Letters of credit under the Revolving Facility will be issued by Agent (or its designated affiliate) and, if included as an additional L/C Issuer, one or more Lenders acceptable to the Borrower and the Agent that agree to issue letters of credit (each, an “L/C Issuer”); provided that each Arranger (or the applicable affiliate of each Arranger) shall have a letter of credit commitment that is proportionate with its commitment under the Revolving Facility on the Funding Date; provided, further, that no L/C Issuer shall be required to issue trade or commercial letters of credit without its prior written consent. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance (or such longer period as may be agreed by the relevant L/C Issuer and the Borrower) and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant L/C Issuer). Existing letters of credit may be rolled over or back-stopped under the Revolving Facility on the Funding Date. Letters of credit may be issued in United States Dollars, Canadian Dollars, Euros, Pounds Sterling and Japanese Yen.

Drawings under any letter of credit shall be reimbursed by the Borrower on terms consistent with the Documentation Principles. To the extent that the Borrower does not reimburse the L/C Issuer on such time frame, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the L/C Issuer pro rata based upon their respective Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary and reasonable procedures of the relevant L/C Issuer.

The Financing Documentation will include customary provisions consistent with the Documentation Principles to protect the L/C Issuer in the event any Lender under the Revolving Facility is a “Defaulting Lender” (to be defined in a manner consistent with the Documentation Principles).

Final Maturity and Amortization:

(A)  Term Facility

The Term Facility will mature on the date that is seven (7) years after the Funding Date, and, commencing with the first full fiscal quarter ended after the Funding Date, will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Facility with the balance payable on the maturity date of the Term Facility.

(B) Revolving Facility The Revolving Facility will mature and the commitments thereunder will terminate on the date that is five (5) years after the Funding Date.

Guarantees:	All obligations of the Borrower under the Senior Facilities and, at the option of the Borrower, under any interest rate protection or other hedging arrangements entered into with the Agent, the Arrangers, an entity that is a Lender at the time of such transaction (or on the Funding Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”), will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Borrower (other than domestic subsidiaries that are subsidiaries of foreign subsidiaries of the Borrower that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (“CFCs”) or that are FSHCOs (as defined below)) (the “Guarantors”), subject to exceptions to be agreed upon and consistent with the Documentation Principles, including, without limitation, (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a manner consistent with the Documentation Principles), (c) any subsidiary that is prohibited by applicable law (including gaming law), rule, regulation or contract (with respect to any such contractual restriction, only to the extent existing on the Funding Date or on the date the applicable person becomes a direct or indirect subsidiary of the Borrower) from guaranteeing the Senior Facilities or which would require governmental (including regulatory) or third party consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received and the Borrower shall be under no obligation to seek such consent (other than use of commercially reasonable efforts to obtain such consent in respect of gaming laws)), (d) any subsidiary for which the providing of a Guarantee could reasonably be expected to result in an adverse tax consequence to the Borrower or one of its subsidiaries that is not de minimis as determined in good faith by the Borrower, (e) any subsidiary that owns no material assets other than (i) the equity interests (including for this purpose any debt or other instrument treated as equity for U.S. federal income tax purposes) of one or more foreign subsidiaries of the Borrower that are CFCs and/or one or more FSHCOs and (ii) cash, cash equivalents and incidental assets related thereto held on a temporary basis (a “FSHCO”), (f) special purpose receivables or securitization entities, joint ventures, captive insurance subsidiaries, or other special purpose entities, in each case, designated by the Borrower, (g) unless otherwise elected by the Borrower in its sole discretion, (i) until the termination of the “CPLV” MLSA (as defined in the Existing CRC Credit Agreement), the “Non-CPLV” MLSA and the “Joliet” MLSA, the Company and each of its subsidiaries and (ii) at any time, CRC, CEOC and each of their respective subsidiaries and (h) in the case of any obligation under any Hedging Arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act. Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Agent reasonably agree that the cost or other consequence (including any adverse tax consequences) of providing such a guarantee is excessive in relation to the value afforded thereby, and all guarantees shall be subject in all respects to applicable gaming laws, regulations and approvals. The Borrower shall be permitted, in its sole discretion, to cause any excluded subsidiary to become a Guarantor; provided that in the case of non-U.S. subsidiaries, the jurisdiction of organization of such non-U.S. subsidiary is reasonably satisfactory to the Agent.

Security:

Subject to exceptions described below and other exceptions to be agreed upon and consistent with the Documentation Principles, the Senior Facilities, the Guarantees and, at the option of the Borrower, any Hedging Arrangements and any Cash Management Arrangements will be secured on a first-priority basis (subject to permitted liens) by substantially all the owned assets of the Borrower and each Guarantor, in each case whether owned on the Funding Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (i) a perfected first-priority pledge of all the equity interests directly held by the Borrower or any Guarantor (which pledge, in the case of any subsidiary (x) that is a foreign subsidiary of a domestic entity or (y) is a FSHCO, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such subsidiary) and (ii) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Borrower and each Guarantor (with all required mortgages being permitted to be delivered on a post-closing basis); provided that, in each case, all such pledges and liens shall be subject in all respects to applicable gaming laws, regulations and approvals (it being understood and agreed that pledges of certain equity interests and other assets will require post-closing approval of gaming authorities and that such pledges will not be effectuated on the Funding Date).

Notwithstanding anything to the contrary, the Collateral shall exclude the following (collectively, the “Excluded Property”): (i) any fee-owned real property with a fair market value of less than $50.0 million and all leasehold interests in real property with a fair market value of less than $50.0 million; provided that mortgaging of real property will be subject to prior delivery to each Arranger of life of loan flood insurance determinations and other documents required by applicable flood laws; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims with a value of less than an amount to be agreed; (iii) pledges and security interests prohibited by applicable law (including gaming law), rule, regulation or contractual obligation (with respect to any such contractual obligation, only to the extent permitted by the Financing Documentation and binding on such assets on the Funding Date or on the date the applicable person becomes a direct or indirect subsidiary of the Borrower) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received and the Borrower shall be under no obligation to seek such consent (other than use of commercially reasonable efforts to obtain such consent in respect of gaming laws)); (iv) equity interests in (x) any person other than wholly-owned subsidiaries to the extent the pledge thereof is not permitted by the terms of such person’s organizational documents, joint venture agreement or shareholder agreement or similar contractual obligation and other Excluded Securities (to be defined in a manner consistent with the Documentation Principles), (y) unrestricted subsidiaries and (z) unless otherwise elected by the Borrower in its sole discretion, (i) until the termination of the “CPLV” MLSA, the “Non-CPLV” MLSA and the “Joliet” MLSA, the Company and each of its subsidiaries and (ii) at any time, CRC, CEOC and their respective subsidiaries (for the avoidance of doubt it being understood that unless elected by the Borrower, no property of (i) until the termination of the “CPLV” MLSA, the “Non-CPLV” MLSA and the “Joliet” MLSA the Company or each of its subsidiaries, and (ii) at any time, CRC, CEOC or their respective subsidiaries, shall be included in the Collateral); (v) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Borrower; (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (vii) those assets as to which the Agent and the Borrower reasonably agree that the cost or other consequence (including any adverse tax consequences) of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (viii) any governmental licenses or state or local franchises, charters and authorizations (including gaming licenses), to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby or require the consent of any governmental agency or authority (to the extent such consent has not been obtained) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (ix) “intent-to-use” trademark applications prior to the filing of a statement of use; (x) assets subject to liens securing permitted securitization financings (including receivables financings); (xi) other customary exclusions under applicable local law or in applicable local jurisdictions; (xii) any cash or cash equivalents (and the related escrow accounts, segregated accounts or similar accounts) held or received on behalf of third parties (other than the Borrower or any Guarantor), including the lessors (or lenders to such lessors) under any Gaming Lease, or to be applied in accordance with any Gaming Lease; (xiii) any equipment or other asset subject to liens securing permitted acquired debt (limited to the acquired assets), sale and leaseback transactions, capital lease obligations, slot financing arrangements or other purchase money debt, if the contract or other agreement providing for such debt or capital lease obligation prohibits or requires the consent of any person (other than the Borrower or any Guarantor) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such indebtedness and prohibition or requirement is permitted under the Financing Documentation; (xiv) the Non-Core Land and the Pompano Park Real Property (each as defined in the Existing Borrower Credit Agreement) and (xv) other exceptions to be mutually agreed upon.

In addition, in no event shall (1) control agreements or control, lockbox or similar arrangements be required, (2) landlord, mortgagee and bailee waivers be required, (3) notices be required to be sent to account debtors or other contractual third parties prior to the occurrence of an event of default or (4) foreign-law governed security documents or perfection under foreign law be required except with respect to any Guarantor organized outside of the United States (in which case such documents and perfection actions shall be limited to the jurisdiction of formation of such Guarantor).

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation consistent with the Documentation Principles, subject to exceptions to be agreed.

Intercreditor Agreement:	The security interests on the Collateral securing the Senior Facilities shall be pari passu with the security interests on the Collateral securing the Secured Bridge Facility and such security interests and related creditor rights between the Lenders, on the one hand, and the lenders under the Secured Bridge Facility, on the other hand, will be set forth in a customary intercreditor agreement on terms to be mutually agreed between the Borrower and the applicable Administrative Agents (the “Intercreditor Agreement”).

Mandatory Prepayments:

Limited to the following:

(i) unless the net cash proceeds are reinvested (or committed to be reinvested) in the business within 18 months, after a non-ordinary course asset sale or other non-ordinary course disposition of property (other than permitted securitizations and other exceptions to be agreed consistent with the Documentation Principles) of the Borrower or any restricted subsidiary (including insurance and condemnation proceeds), 100% of the net cash proceeds in excess of an annual amount equal to $180.0 million from such non-ordinary course asset sales or other non-ordinary course dispositions of property, shall be applied to prepay the loans under the Term Facility or, no more than ratably, other indebtedness secured by a lien on the Collateral that ranks pari passu with the liens that secure the Term Facility, subject to customary and other exceptions (consistent with the Documentation Principles) to be agreed upon; provided that, if at the time of receipt of the net cash proceeds from an asset sale or other disposition or at any time thereafter prior to the applicable reinvestment or prepayment date, pro forma for such asset sale and the application of the proceeds thereof, (i) the Net First Lien Leverage Ratio is less than or equal to 0.50x less than the Net First Lien Leverage Ratio on the Funding Date, only 50% of such net cash proceeds shall be subject to the mandatory prepayments and reinvestment requirements or (ii) the Net First Lien Leverage Ratio is less than or equal to 1.00x less than the Net First Lien Leverage Ratio on the Funding Date, none of such net cash proceeds shall be subject to the mandatory prepayments and reinvestment requirements; provided further that the Borrower may elect to deem reinvestments (or commitments for reinvestments) that occur prior to receipt of the proceeds of a non-ordinary course asset sale or other non-ordinary course disposition of property to have been reinvested in accordance with the provisions of the Financing Documentation, so long as such reinvestments (or commitments for reinvestments) shall have been made no earlier than the execution of a definitive agreement or the occurrence of the relevant casualty event, as applicable, for such non-ordinary course asset sale or other non-ordinary course disposition;

(ii) beginning with the first full fiscal year of the Borrower after the Funding Date, 50% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Principles), subject to a minimum threshold to be agreed and with stepdowns to 25% subject to a pro forma Net First Lien Leverage Ratio of less than or equal to 0.50x less than the Net First Lien Leverage Ratio on the Funding Date and to 0% subject to a pro forma Net First Lien Leverage Ratio of less than or equal to 1.00x less than the Net First Lien Leverage Ratio on the Funding Date (in each case, calculated without excluding Development Debt (as defined below)), of the Borrower and its restricted subsidiaries shall be used to prepay the loans under the Term Facility or, no more than ratably, other indebtedness secured by a lien on the Collateral that ranks pari passu with the liens that secure the Term Facility; provided that (A) any voluntary prepayment of Loans (including any debt buybacks (in an amount not to exceed the amount of cash paid)) or other pari passu secured indebtedness or indebtedness incurred pursuant to clauses 4(i), 4(iv), 4(xv) or 4(xvi) under “Negative Covenants” below (or any refinancing thereof) made during any fiscal year (or, without duplication, after the end of such fiscal year and prior to the date of such mandatory prepayment) (including Loans under the Revolving Facility or other applicable revolving facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments at the time of such prepayment) and (B) any voluntary prepayment of Loans under the Revolving Facility that were borrowed on the Funding Date to fund any OID or upfront fees required to be funded on the Funding Date pursuant to the “Market Flex” provisions in the Fee Letter made during any fiscal year (or, without duplication, after the end of such fiscal year and prior to the date of such mandatory prepayment), but excluding in all cases prepayments funded with the incurrence of long-term indebtedness (other than revolving loans), shall be credited against Excess Cash Flow prepayment obligations for such fiscal year on a dollar-for-dollar basis;

(iii) net cash proceeds of indebtedness incurred by the Borrower and its restricted subsidiaries (other than indebtedness permitted to be incurred (other than Refinancing Facilities and Refinancing Debt)) will be applied pursuant to mandatory prepayment provisions consistent with the Documentation Principles; and

(iv) within 120 days following the Funding Date, the Term Facility shall be prepaid in an aggregate amount equal to the principal amount of the outstanding Company Convertible Senior Notes that were not, in each case as of the date that is 60 days after the Funding Date, (i) repurchased from holders pursuant to a fundamental change purchase offer, tender offer or otherwise, (ii) converted to shares of the Company’s common stock and/or cash in accordance with the indenture governing the Company Convertible Senior Notes, or (iii) otherwise redeemed, repurchased or discharged, in each case, on or prior to such date; provided, that, any such prepayments under this clause (iv) shall be made pro rata across the Unsecured Bridge Facility, the New Senior Unsecured Notes and the Term Facility.

Notwithstanding the foregoing, the Borrower shall not be required to make mandatory prepayments with (a) any Viper Proceeds or any Gaming Asset Sale Proceeds or any net cash proceeds from any other asset sale or other disposition of property to the extent that such net cash proceeds are required to be applied to prepay the Secured Bridge Facility or the Unsecured Bridge Facility and (b) net cash proceeds from any asset sale or other disposition of property, Excess Cash Flow or net cash proceeds from any incurrence of indebtedness, in each case, to the extent that such net cash proceeds or Excess Cash Flow are (i) required to be applied to prepay indebtedness under the Existing CRC Credit Agreement or Existing CRC Indenture or to be reinvested by CRC or its subsidiaries by the terms of the Existing CRC Credit Agreement or the Existing CRC Indenture or (ii) attributable to CRC or its subsidiaries and cannot be distributed by CRC in accordance with the Existing CRC Credit Agreement or the Existing CRC Indenture.

The Borrower will be permitted to direct the application of mandatory prepayments among classes of loans under the Term Facility (including with respect to Incremental Facilities) at its sole discretion; provided, that mandatory prepayments may not be directed to a later maturing class without at least a pro rata repayment of each earlier maturing class; provided, further, notwithstanding the foregoing, (x) the Borrower shall be permitted to make prepayment of the Secured Bridge Facility or the Unsecured Bridge Facility on a better than pro rata basis in accordance with the terms of such Credit Facilities; and (y) any prepayment shall be applied first, to the Secured Bridge Facility, and thereafter, following prepayment in full of all obligations under the Secured Bridge Facility, the Unsecured Bridge Facility. Mandatory prepayments shall be applied to the amortization payments under the applicable classes of loans under the Term Facility in direct order of maturity.

Notwithstanding the foregoing, each Lender under the Term Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the Borrower and used for any purpose not prohibited by the Financing Documentation and will be included in the calculation of the Cumulative Credit (as defined below).

Prepayments attributable to foreign subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the Financing Documentation to the extent the repatriation of funds to fund such prepayments (x) is prohibited, restricted or delayed by applicable local laws or material documents (including constituent documents) or (y) could reasonably be expected to result in adverse tax consequences that are not de minimis as determined in good faith by the Borrower; provided that in any event the Borrower shall use its commercially reasonable efforts (which shall not be required to extend beyond 12 months after the applicable prepayment date) to eliminate such tax effects in its reasonable control in order to make such prepayments. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a default or an event of default, and such amounts shall be available for working capital purposes of the Borrower and its restricted subsidiaries as long as not required to be prepaid in accordance with the foregoing provisions. Notwithstanding the foregoing, any prepayments required after application of the above provision shall be net of any costs, expenses or taxes incurred by the Borrower or any of its affiliates and arising as a result of compliance with the preceding sentence.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the commitments under the Senior Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon (consistent with the Documentation Principles), without premium or penalty, except as described below, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied as the Borrower may direct.

The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Facility that occurs on or before the date that is six months after the Funding Date, in an amount equal to 1.00% of the principal amount of the Term Facility subject to such Repricing Event.

The term “Repricing Event” shall mean (i) any voluntary prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any substantially concurrent issuance solely by the Borrower of a new or replacement tranche of long-term senior secured first lien term loans incurred solely by the Borrower that are broadly syndicated to banks and other institutional investors in financings similar to the Term Loans the primary purpose of which is to (and which does) reduce the “effective yield” applicable to the Term Loans and (ii) any amendment to the Term Facility the primary purpose of which is to (and which does) reduce the yield applicable to the Term Loans (it being understood that (x) any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank procedures and (y) in each case, the yield shall exclude any structuring, commitment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans), other than, in the case of each of clauses (i) and (ii), in connection with a change of control, a transformative acquisition, investment or disposition (whether or not such acquisition, investment or disposition is permitted under the Financing Documentation), a refinancing of indebtedness incurred pursuant to clauses 4(xv) or 4(xvi) under “Negative Covenants” below (or any refinancing thereof) or any other transaction not permitted by the Financing Documentation.

The Borrower shall be permitted to offer to make a prepayment of the Senior Facilities at par pro rata among the Term Facility and any Incremental Term Facilities and to apply any amounts rejected by the Lenders under such facilities to prepay other indebtedness of the Borrower or make restricted payments so long as the Borrower is in compliance with the Financial Covenant (as defined below) on a Pro Forma Basis (calculated without excluding Development Debt) and no event of default is continuing; provided, however, notwithstanding the foregoing, (x) the Borrower shall be permitted to make prepayment of the Secured Bridge Facility or the Unsecured Bridge Facility on a better than pro rata basis and (y) any prepayment shall be applied first, to the Secured Bridge Facility, and thereafter, following prepayment in full of all obligations under the Secured Bridge Facility, the Unsecured Bridge Facility.

Representations and Warranties:	Only the following representations and warranties will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Documentation Principles: organization, existence, and power; qualification; authorization and enforceability; no conflict with law (including gaming law), material contracts or organizational documents; governmental consents; subsidiaries; accuracy of historical financial statements and other written information in all material respects as of the Funding Date; projections; no Material Adverse Effect since the Funding Date; absence of litigation; compliance with laws (including ERISA, environmental laws and gaming laws), the PATRIOT Act, OFAC, margin regulations, Foreign Corrupt Practices Act and applicable sanction and anti-corruptions laws; payment of taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; closing date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests (subject to permitted liens and the Certain Funds Provision) in the Collateral; intellectual property; use of proceeds; and insurance.

“Material Adverse Effect” means (a) on the Funding Date, a Company Material Adverse Effect and (b) after the Funding Date, a material adverse effect on (i) the business, assets, operations or financial condition of the Borrower and its subsidiaries, taken as a whole (excluding any matters disclosed to the Arrangers prior to the Funding Date or disclosed in the most recent Annual Report on Form 10-K or any quarterly or periodic report of the Borrower or the Company filed prior to the Funding Date) or (ii) the material rights or remedies (taken as a whole) of the Agent and the Lenders under the Financing Documentation.

Conditions Precedent to Initial Borrowing:	The initial borrowing under the Senior Facilities is subject solely to the Funding Conditions with respect to the Senior Facilities set forth in the Commitment Letter (subject to the Certain Funds Provision).

Conditions Precedent to all Subsequent Borrowings after the Funding Date:	(a) Delivery of notice of borrowing, (b) accuracy of all representations and warranties in all material respects set forth in the Financing Documentation as of the date of the relevant credit extension except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be required to be accurate in all material respects as of such earlier date, and (c) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit (in each case of clauses (b) and (c), except in connection with Incremental Facilities to the extent not required by the Lenders providing such Incremental Facilities, as set forth in the applicable incremental assumption agreement).

Affirmative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries), subject to customary (consistent with the Documentation Principles) and other baskets, exceptions and qualifications to be agreed upon: delivery of annual and quarterly (for the first three fiscal quarters of each fiscal year of the Borrower) financial statements (accompanied by customary management discussion and analysis) and other information (within 105 and 60 days for annual and quarterly financials, respectively; provided that the quarterly financial statements for the first three fiscal quarters ending after the Funding Date may be delivered within 75 days), and with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than solely with respect to, or resulting solely from an upcoming maturity date under debt occurring within one year from the time such opinion is delivered or potential inability to satisfy a financial maintenance covenant on a future date or in a future period; annual budgets; delivery of quarterly compliance certificates; delivery of notices of default; maintenance of books and records; quarterly lender calls (it being agreed that if the Borrower hosts a quarterly investor or financial results call to which the Lenders have access, such call will satisfy the requirement for a lender call); inspections (including books and records and subject to frequency (so long as there is no ongoing event of default) and cost reimbursement and confidentiality limitations); maintenance of organizational existence and rights and privileges; maintenance of adequate insurance; commercially reasonable efforts to maintain public ratings (but not to maintain a specific rating); payment of material taxes; corporate franchises; compliance with laws (including environmental laws and gaming laws); compliance with PATRIOT Act, FCPA, OFAC and applicable sanctions and anti-corruption laws; ERISA; additional guarantors and collateral; and use of proceeds.

Negative Covenants:	Only the following negative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications (consistent with the Documentation Principles) and others to be agreed upon (including in any event (i) a customary basket amount or “Cumulative Credit” to be based on either 50% of consolidated net income or retained Excess Cash Flow (as determined by the Borrower prior to the launch of general syndication) and to include a “starter” basket equal to the greater of (x) $240.0 million and (y) the Corresponding Multiple of LTM EBITDA, and otherwise defined in a manner consistent with the Documentation Principles, that may be used for, among other things, investments, dividends and distributions, stock repurchases and the prepayment of subordinated debt and (ii) the exceptions described below):

1. Limitation on non-ordinary course dispositions of assets, with carveouts permitting, among other things, (i) the non-ordinary course disposition of assets subject only to (x) no event of default exists or would result therefrom on the date of the execution of definitive documentation with respect to such disposition, (y) with respect to any such disposition in excess of $115.0 million, the Borrower’s receipt of fair market value (as determined by the Borrower in good faith), at least 75% of the proceeds consisting of cash or cash equivalents (including a customary designated non-cash consideration basket consistent with the Documentation Principles, but not less than the greater of $490.0 million and the Corresponding Multiple of LTM EBITDA) and (z) net cash proceeds being reinvested or used to repay debt to the extent required by the mandatory prepayment provisions above, (ii) the sale and leaseback transactions permitted under the covenant described in paragraph 9 below, (iii) securitization and receivables financings not to exceed an amount to be mutually agreed, (iv) permitted asset swaps for similar assets or assets used in a similar business (provided that at least 90% of such assets must be used in a similar business) with no annual dollar cap but subject to (x) no event of default exists or would result therefrom on the date of the execution of definitive documentation with respect to such disposition, (y) with respect to any swap of assets with aggregate gross consideration in excess of $30.0 million, immediately after giving effect thereto the Borrower shall be in compliance with the Financial Covenant on a Pro Forma Basis (if elected by the Borrower, calculated as of the date of the execution of definitive documentation with respect to such disposition) and (z) any swap of assets with aggregate gross consideration in excess of $30.0 million must be approved by a majority of the board of directors, (v) a general basket not less than the greater of $55.0 million and the Corresponding Multiple of LTM EBITDA, (vi) dispositions of non-Collateral assets in an amount not to exceed $55.0 million and the Corresponding Multiple of LTM EBITDA, (vii) dispositions of non-core assets acquired in connection with a permitted acquisition or other permitted investment, and (viii) scheduled dispositions (including the Specified Borrower Asset Sales, the other Viper Transactions and dispositions disclosed to the Lead Arrangers prior to the date hereof (including those listed on the schedules to the Acquisition Agreement as in effect as of the date hereof)).

2. Limitation on mergers and acquisitions; provided, there shall be no limitation as to the amount of such mergers and acquisitions (but subject to the limitations set forth in clause (iv) of paragraph 5 below).

3. Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt with carveouts for, among other things, (i) permitted refinancings of such debt, (ii) the Cumulative Credit, subject to no continuing event of default, so long as immediately after giving effect thereto, the Borrower is in compliance on a Pro Forma Basis with the Financial Covenant (calculated without excluding Development Debt), (iii) other restricted payments in an amount not to exceed the greater of $225.0 million and the Corresponding Multiple of LTM EBITDA, subject to no continuing event of default, (iv) cashless exchanges of subordinated debt (subject to the refinancing debt being subordinated to the same extent as the refinanced debt and other customary restrictions on the refinancing debt consistent with the Documentation Principles), (v) restricted payments made with certain designated equity contributions and/or equity sales received after the Funding Date that are excluded from the calculation of the Cumulative Credit and not utilized to incur indebtedness pursuant to clause (xii) of paragraph 4 below, (vi) restricted payments out of declined proceeds not applied to the prepayment of Term Loans in an amount not to exceed $170.0 million, (vii) additional restricted payments and redemptions and prepayments of subordinated debt so long as the ratio of funded debt outstanding (net of unrestricted cash and cash equivalents) to adjusted EBITDA (the “Net Total Leverage Ratio”) on a Pro Forma Basis is not greater than 0.50x less than the Net Total Leverage Ratio on the Funding Date (calculated without excluding Development Debt), subject to no continuing event of default and (viii) permit restricted payments in connection with the Transactions and, for the avoidance of doubt, the prepayment or repayment of the Secured Bridge Facility.

4. Limitation on indebtedness, which shall, among other things, (i) permit the incurrence of indebtedness (subject to customary restrictions with respect to maturity, weighted average life and mandatory prepayments (but subject to customary exclusions for Extendable Bridge Loans and the Inside Maturity Basket)) if, after giving effect to the incurrence of such indebtedness and the use of proceeds thereof (but without netting the cash proceeds on the date of incurrence thereof), (A) in the case of indebtedness secured by liens on the Collateral ranking pari passu with the liens on the Collateral securing the Term Facility, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than, at the Borrower’s election, (1) 0.25x greater than the Net First Lien Leverage Ratio on the Funding Date or (2) if incurred in connection with a permitted acquisition or other permitted investment, the Net First Lien Leverage Ratio immediately prior to the incurrence of such indebtedness; provided that the MFN provisions applicable to the Incremental Facilities shall apply on the same terms to any broadly syndicated U.S. dollar denominated term loans secured by liens on the Collateral ranking pari passu to the liens on the Collateral securing the Term Facility incurred pursuant to this clause (i)(A), (B) in the case of indebtedness secured by liens on the Collateral ranking junior to the liens on the Collateral securing the Term Facility, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than, at the Borrower’s election, (1) 0.50x greater than the Net Secured Leverage Ratio on the Funding Date or (2) if incurred in connection with a permitted acquisition or other permitted investment, the Net Secured Leverage Ratio immediately prior to the incurrence of such indebtedness and (C) in the case of unsecured indebtedness the Fixed Charge Coverage Ratio on a Pro Forma Basis is not less than, at the Borrower’s election, (1) 2.00 to 1.00 or (2) if incurred in connection with a permitted acquisition or other permitted investment, the Fixed Charge Coverage Ratio immediately prior to the incurrence of such indebtedness; provided that the aggregate principal amount of indebtedness incurred under this clause (i) by non-Guarantor subsidiaries shall not exceed an amount equal to the greater of $400.0 million and the Corresponding Multiple of LTM EBITDA (reduced by the aggregate outstanding principal amount of indebtedness incurred by non-Guarantor subsidiaries under clause (iv) of this paragraph 4), (ii) permit the incurrence of capital lease obligations, purchase money debt and slot financing arrangements in an outstanding principal amount not to exceed the greater of $900.0 million and the Corresponding Multiple of LTM EBITDA, (iii) include a general basket for indebtedness in an outstanding principal amount not to exceed the greater of $750.0 million and the Corresponding Multiple of LTM EBITDA, (iv) permit indebtedness incurred (subject to customary restrictions with respect to maturity, weighted average life and mandatory prepayments) or assumed in connection with acquisitions without limit so long as at the time of incurrence or assumption, no event of default shall have occurred and be continuing or would result therefrom and after giving effect to such acquisition on a Pro Forma Basis, the applicable ratio level set forth in clause (i) with respect to the type of debt being incurred or assumed is satisfied on a Pro Forma Basis for such acquisition; provided that the aggregate principal amount of indebtedness incurred under this clause (iv) by non-Guarantor subsidiaries shall not exceed the greater of $400.0 million and the Corresponding Multiple of LTM EBITDA (reduced by the aggregate outstanding principal amount of indebtedness incurred by non-Guarantor subsidiaries under clause (i) of this paragraph 4), (v) permit securitization financings (including receivables sales and financings) in an amount not to exceed $115.0 million, (vi) permit the incurrence of Refinancing Facilities and Refinancing Debt, (vii) permit indebtedness existing on the Funding Date (with any indebtedness with an outstanding principal amount greater than $20.0 million to be scheduled) and refinancings thereof, (viii) permit Incremental Equivalent Debt, (ix) permit indebtedness of joint ventures and/or indebtedness incurred on behalf thereof or representing guarantees of indebtedness of joint ventures, in an aggregate outstanding principal amount not to exceed the greater of $340.0 million and the Corresponding Multiple of LTM EBITDA, (x) permit indebtedness of non-Guarantor subsidiaries in an aggregate principal amount not to exceed the greater of $350.0 million and the Corresponding Multiple of LTM EBITDA, (xi) permit Qualified Non-Recourse Debt and any Project Financing (each to be defined consistent with the Documentation Principles) in an aggregate outstanding principal amount not to exceed $1,500.0 million (less amounts incurred pursuant to clause (xiii) below), (xii) permit indebtedness or disqualified stock in an aggregate outstanding principal amount not to exceed 100% of the net cash proceeds received from sale or issuance of qualified equity interests or capital contributions that do not constitute “cure equity” and that are excluded from the calculation of the Cumulative Credit, (xiii) permit up to $1,500.0 million of Development Debt (less amounts incurred pursuant to clause (xi) above), so long as no event of default has occurred and is continuing or would result therefrom, (xiv) permit indebtedness under the New Senior Unsecured Notes and/or the Unsecured Bridge Facility, (xv) permit indebtedness of CRC and its subsidiaries under the Existing CRC Credit Agreement (including any “Incremental Facilities” permitted thereunder and, without duplication, any other indebtedness permitted to be incurred by CRC or its subsidiaries by the Existing CRC Credit Agreement), the Existing CRC Indenture and the Incremental Term B Loans, (xvi) permit indebtedness under the Secured Bridge Facility, (xvii) permit indebtedness that has been defeased or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such indebtedness as it becomes due or irrevocably called for redemption, (xviii) permit indebtedness issued in escrow pursuant to customary escrow arrangements, (xix) permit unsecured indebtedness owed to Capri Insurance Company in respect of premiums and reserves in an amount not to exceed $25.0 million and (xx) permit refinancing indebtedness of any debt that was permitted when incurred.

5. Limitation on loans and investments, which shall, among other things, (i) include a general basket for investments in an outstanding amount not to exceed the greater of $975.0 million and the Corresponding Multiple of LTM EBITDA, plus the Cumulative Credit (plus unused amounts under clause (ii) below), (ii) include a basket for investments in similar businesses in an outstanding amount not to exceed the greater of $415.0 million and the Corresponding Multiple of LTM EBITDA (plus unused amounts under clause (i) above), (iii) permit additional investments in joint ventures in an amount not to exceed the greater of $600.0 million and the Corresponding Multiple of LTM EBITDA, (iv) include an exception for permitted business acquisitions (including unlimited acquisitions of entities that will become restricted subsidiaries), so long as (x) after giving effect thereto no event of default shall have occurred and be continuing or would result therefrom and (y) for any such acquisition in excess of $75.0 million, after giving effect to such acquisition, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Covenant, (v) permit investments in restricted subsidiaries without limit, (vi) permit additional investments in unrestricted subsidiaries in an amount not to exceed the greater of $210.0 million and the Corresponding Multiple of LTM EBITDA, (vii) permit additional investments to the extent that payment is made with, or such investments are received in exchange for, qualified equity interests of the Borrower or any parent entity, (viii) permit investments in joint ventures to develop or operate nightclubs, bars, restaurants, recreation, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within any project not to exceed the greater of $225.0 million and the Corresponding Multiple of LTM EBITDA, (ix) permit guarantees of any permitted obligations of the Borrower and the restricted subsidiaries, (x) permit investments existing on the Funding Date (with any investments greater than $20.0 million to be scheduled), (xi) permit investments constituting the cash deposits held in escrow or trust with respect to indebtedness permitted under clauses (xvii) and (xviii) of paragraph 4 above, (xii) permit investments deemed to be made in connection with the issuance of letters of credit for the account of any subsidiary or other person not to exceed $450.0 million, (xiii) permit additional investments so long as the Net Total Leverage Ratio on a Pro Forma Basis is not greater than 0.50x less than the Net Total Leverage Ratio on the Funding Date (calculated without excluding Development Debt) and (xiv) permit investments in connection with the Transactions.

6. Limitation on liens, which shall, among other things, (i) permit the incurrence of liens on assets of non-Guarantor subsidiaries so long as such liens secure obligations of non-Guarantor subsidiaries that are otherwise permitted, (ii) permit the incurrence of junior liens on Collateral, subject to compliance with a Net Secured Leverage Ratio on a Pro Forma Basis that is not greater than, at the Borrower’s election, (1) 0.50x greater than the Net Secured Leverage Ratio on the Funding Date or (2) if incurred in connection with a permitted acquisition or other permitted investment, the Net Secured Leverage Ratio immediately prior to the incurrence of such liens; provided, that such junior liens on Collateral shall be subject to an intercreditor agreement consistent with the Documentation Principles, (iii) permit the incurrence of pari passu liens on Collateral (including liens securing notes or additional credit facilities), subject to compliance with a Net First Lien Leverage Ratio on a Pro Forma Basis that is not greater than, at the Borrower’s election, (1) 0.25x greater than the Net First Lien Leverage Ratio on the Funding Date or (2) if incurred in connection with a permitted acquisition or other permitted investment, the Net First Lien Leverage Ratio immediately prior to the incurrence of such liens; provided that such notes and additional credit facilities (a) shall be subject to an intercreditor agreement consistent with the Documentation Principles and (b) the MFN provisions applicable to the Incremental Facilities shall apply on the same terms to any broadly syndicated U.S. dollar denominated term loans secured by liens on the Collateral ranking pari passu to the liens on the Collateral securing the Term Facility incurred pursuant to this clause (iii), (iv) permit liens securing indebtedness permitted under clause (iv) of paragraph 4 above; provided that any such indebtedness shall be subject to an intercreditor agreement consistent with the Documentation Principles in the case of liens on the Collateral, (v) permit liens existing on the Funding Date (with any liens securing indebtedness with an outstanding principal amount in excess of $20.0 million to be scheduled), (vi) permit liens securing securitization financings (including receivables financings), (vii) include a general basket for liens in an outstanding amount not to exceed the greater of $750.0 million and the Corresponding Multiple of LTM EBITDA, (viii) permit liens pursuant to Gaming Leases, (ix) permit liens securing indebtedness permitted under clauses (ii), (iv), (vi), (viii), (xi), (xiii), (xv), (xvi), (xvii), (xviii) and (xix) of paragraph 4 above subject to customary limitations consistent with the Documentation Principles, and (x) permit refinancing liens of any liens that were permitted when incurred.

7. Limitation on transactions with affiliates involving aggregate consideration in excess of $50.0 million per transaction and which shall permit, among other things, payments under management agreements (including management fees).

8. Limitation on changes in the business of the Borrower and its restricted subsidiaries.

9. Limitation on sale/leaseback transactions, which shall permit, among other things, sale/leaseback transactions with respect to (i) property that does not constitute Collateral, (ii) property owned by the Borrower or any domestic subsidiary that is acquired after the Funding Date so long as consummated within 365 days after acquisition of such property, (iii) property owned by a subsidiary that is not a Guarantor, (iv) any other property so long as (x) no event of default has occurred or would result therefrom on the date of the execution of definitive documentation with respect to such disposition, (y) with respect to any sale/leaseback transaction with net cash proceeds in excess of $50.0 million, immediately after giving effect thereto, the Borrower would be in compliance with the Financial Covenant on a Pro Forma Basis (if elected by the Borrower, calculated as of the date of the execution of definitive documentation with respect to such disposition) and (z) if such property was owned by the Borrower or any domestic subsidiary on the Funding Date, the net proceeds are used to prepay the Term Facility to the extent required by the Financing Documentation (v) Project Financings (to be defined consistent with the Documentation Principles) and (vi) other transactions pursuant to call rights agreements, rights of first refusal agreements and binding sale agreements in existence on the Funding Date (including, without limitation, the Specified Borrower Asset Sales and the other Viper Transactions).

10. Limitation on restrictions of subsidiaries to pay dividends or make distributions and limitations on negative pledges (which shall in any event permit the restrictions and limitations under the Existing CRC Credit Agreement and the Existing CRC Indenture and any permitted refinancings thereof).

11. Limitation on changes to fiscal year.

12. Limitation on modifications to organizational documents and material subordinated debt documents.

Any transactions (including any payments to affiliates) contemplated by, or consummated in connection with, operation management agreements and the management and lease support agreements will in any event be permitted by the Financing Documentation.

In the event the Borrower or any of its restricted subsidiaries incurs or issues indebtedness, grants any lien or makes a restricted payment, payment on junior debt or investment, the Financing Documentation shall (x) permit the Borrower to, in its sole discretion, determine which category or categories such indebtedness, investment or restricted payment is incurred, issued or made under, as the case may be, and (y) at any time thereafter, permit the Borrower to, in its sole discretion, reclassify, reallocate or divide such indebtedness, lien, investment, payment on junior debt or restricted payment, as the case may be, among additional or different categories.

All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Principles and as described below).

Unless the Borrower elects otherwise, if the Borrower or any of its restricted subsidiaries in connection with the consummation of any transaction or series of related transactions (x) incurs indebtedness, creates liens, makes asset sales or other dispositions, makes investments, makes restricted payments, designates any subsidiary as restricted or unrestricted or repays any indebtedness or takes any other action under or as permitted by a ratio-based basket and (y) incurs indebtedness, creates liens, makes asset sales or other dispositions, makes investments, makes restricted payments, designates any subsidiary as restricted or unrestricted or repays any indebtedness or takes any other action under or as permitted by a non-ratio-based basket (which shall occur on the same business day as the events in clause (x) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket under the same covenant made in connection with such transaction or series of related transactions.

“Corresponding Multiple of LTM EBITDA” means, with respect to any dollar basket, the amount of such dollar basket divided by the adjusted EBITDA on a Pro Forma Basis of the Borrower and its restricted subsidiaries for the most recently available four fiscal quarter period as of the Funding Date, after giving effect to the Transactions, expressed as a multiple.

Limited Condition Transaction:

For purposes of (i) determining compliance with any provision of the Financing Documentation which requires the calculation of the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio, the Net Total Leverage Ratio and Fixed Charge Coverage Ratio, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Financing Documentation (including baskets measured as a percentage of EBITDA or total assets), in each case, in connection with a “limited condition” transaction (including any applicable permitted acquisition or permitted investment subject to a letter of intent or purchase agreement, and any unconditional repayment or redemption of, or offer to purchase, any indebtedness, and in each case any incurrence of indebtedness or grant of liens in connection with the foregoing) of the Borrower and its restricted subsidiaries (any such transaction, a “Limited Condition Transaction”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction (or commitments with respect to the indebtedness to be incurred in connection therewith) are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, default condition or representation, such ratio or basket, default condition or representation shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) had been consummated.

Financial Covenant:

Term Facility: None.

Revolving Facility: Only the following financial covenant with regard to the Borrower and its restricted subsidiaries on a consolidated basis: a Net First Lien Leverage Ratio set at a 30% cushion to LTM EBITDA on the Funding Date with no stepdowns (the “Financial Covenant”).

The Financial Covenant will be tested as of the last day of each fiscal quarter if the aggregate amount of funded loans and letters of credit (excluding letters of credit under the Revolving Facilities up to $170.0 million and cash collateralized letters of credit) under the Revolving Facility on such date exceeds an amount equal to 25% of the then outstanding commitments under the Revolving Facility (the “Testing Threshold”), with the first quarterly covenant test to commence as of the last day of the first full fiscal quarter ending after the Funding Date (if otherwise applicable on such date).

All financial ratios shall be calculated on a Pro Forma Basis (defined in a manner consistent with the Documentation Principles); provided that, except as otherwise expressly provided in this Senior Facilities Term Sheet, all financial ratios shall be calculated with a reduction in total and secured debt of up to $1,500.0 million (less the aggregate outstanding principal amount of indebtedness outstanding pursuant to clause (xi) of paragraph 4 under “Negative Covenants” above) used to finance expansion capital expenditures, joint ventures, development projects and casinos and “racinos” owned by the Borrower or its restricted subsidiaries or where the Borrower or its restricted subsidiaries have a management agreement (including, without limitation hotels, restaurants and other similar projects related or ancillary to such casinos and “racinos”) so long as construction is diligently pursued until the end of the first full fiscal quarter following the earlier of (x) completion of the associated construction and (y) opening of the associated project (such indebtedness, “Development Debt”) (and EBITDA attributable to such projects shall be annualized until the fourth full fiscal quarter after such completion or opening).

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Agent) contributed to the Borrower or any cash proceeds of the issuance of equity securities by the Borrower (which shall be common equity or otherwise in a form reasonably acceptable to the Agent) following the first day of the applicable fiscal quarter and on or prior to the day that is 15 business days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Cure Date”) will be included in the calculation of consolidated EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) no more than five Specified Equity Contributions may be made during the term of the Revolving Facility, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant on a Pro Forma Basis, (d) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in the Financing Documentation and shall not build the Cumulative Credit and (e) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Specified Equity Contribution is made (either directly through prepayment or indirectly as a result of the netting of unrestricted cash).

The Financing Documentation will contain a standstill provision prohibiting the exercise of remedies related to any breach of the Financial Covenant during the period in which any Specified Equity Contribution will be made after delivery of written notice to the Agent of the Borrower’s intention to cure the Financial Covenant with the proceeds of the Specified Equity Contribution; provided that such standstill shall apply solely in respect of the breach (or prospective breach) of the Financial Covenant giving rise thereto and, to the extent the applicable Specified Equity Contribution has not been made prior to the applicable Cure Date, such standstill shall end when such Specified Equity Contribution may no longer be timely made in respect of such fiscal quarter. No Lender or L/C Issuer, as applicable, shall be required to fund any revolving loans or issue any letters of credit, as applicable, under the Revolving Facility at any time during such standstill period.

Events of Default:	Only the following (subject to customary thresholds and grace periods to be agreed upon, consistent with the Documentation Principles, and applicable to Borrower and its restricted subsidiaries): nonpayment of principal, interest or other amounts; violation of covenants (provided that with respect to the Financial Covenant, a breach shall only result in an event of default with respect to the Term Facility upon the Lenders under the Revolving Facility having terminated the commitments under the Revolving Facility and accelerating any loans thereunder then outstanding); incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness having an outstanding principal amount of more than $300.0 million; bankruptcy and similar events; material final monetary judgment defaults (in excess of insurance or indemnities) (same dollar threshold as cross default to material indebtedness); ERISA events; actual or asserted invalidity of guarantees or security documents in each case representing a material portion of the guarantees or the collateral; payment event of default under the CPLV Master Lease and the Non-CPLV Master Lease (in each case, as defined in the Existing CRC Credit Agreement); and change of control (to be defined); revocation or other loss of gaming licenses or permits on terms consistent with the Documentation Principles.

Unrestricted Subsidiaries:	In addition to subsidiaries designated as unrestricted subsidiaries on the Funding Date, after the Funding Date the Borrower may, subject to (i) the investments covenant, (ii) no continuing event of default before and after giving effect to such designation and (iii) compliance with the Financial Covenant on a Pro Forma Basis, designate any subsidiary as an “unrestricted subsidiary” and subsequently, subject to no continuing event of default, redesignate any such unrestricted subsidiary as a restricted subsidiary; provided that, notwithstanding the foregoing, the Borrower may designate as an unrestricted subsidiary on the Funding Date (1) any subsidiary that is designated as “unrestricted” under the Existing Borrower Credit Agreement, the Company Convertible Senior Notes, the Existing CRC Credit Agreement or the Existing CEOC Credit Agreement, in each case, immediately prior to the Funding Date, (2) Caesars Baltimore Investment Company LLC and its subsidiaries, (3) Caesars Korea Holding Company LLC and its subsidiaries and (4) other subsidiaries of the Borrower and the Company to be agreed between the Borrower and the Company, on the one hand, and the Agent, on the other hand. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenant or event of default provisions of the Financing Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the Financing Documentation on terms consistent with the Documentation Principles.

Voting:

Customary for facilities of this type and consistent with the Documentation Principles; provided, that except as described below, there shall be no “class” voting.

For the avoidance of doubt, amendments and waivers of the Financial Covenant (and related defaults and definitions as used therein) and the conditions to borrowing under the Revolving Facility shall only require the approval of Lenders holding more than 50% of the aggregate amount of the commitments under the Revolving Facility.

In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders (or all Lenders or all directly and adversely affected Lenders of a particular class or classes), if the consent to such Proposed Change of all Lenders whose consent is required is not obtained (but the consent of the Required Lenders or more than 50% (in principal amount) of the directly and adversely affected Lenders (or of the applicable Lenders of a particular class or classes), as applicable, is obtained) (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then the Borrower may, at its option and at its sole expense and effort, upon notice to such Non-Consenting Lender and the Agent, (x) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to customary restrictions on assignment), all its interests, rights and obligations under the Senior Facilities with respect to the applicable class or classes of loans to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and/or (y) terminate the commitment of such Non-Consenting Lender and prepay such Lender on a non-pro rata basis; provided that, such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its loans, accrued interest thereon, accrued fees and all other amounts then due and owing to it under the Financing Documentation with respect to such class or classes from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

Cost and Yield Protection; Defaulting Lenders:

Customary for facilities of this type and consistent with the Documentation Principles (including, without limitation, customary provisions relating to Dodd-Frank and Basel III) including provisions for replacing or terminating the commitments of (i) any Defaulting Lender and (ii) any Lender seeking indemnity for increased costs or grossed-up tax payments or unable to fund Adjusted LIBOR Loans.

There will be tax gross-up provisions customary for facilities of this type and consistent with the Documentation Principles.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the Senior Facilities with the consent of the Borrower (not to be unreasonably withheld or delayed and as to which, in the case of the Term Facility, the Borrower will be deemed to have consented 10 business days after any request for consent if the Borrower has not otherwise responded by such date); provided that such consent of the Borrower shall not be required (i) under the Revolving Facility, if such assignment is made to another Lender under the Revolving Facility, (ii) under the Term Facility, if such assignment is made to another Lender or an affiliate or approved fund of a Lender, or (iii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy of the Borrower. All assignments will also require the consent of the Agent (subject to exceptions consistent with the Documentation Principles), and, with respect to assignment under the Revolving Facility, the L/C Issuer, not to be unreasonably withheld or delayed. Each assignment, in the case of the Term Facility, will be in an amount of an integral multiple of $1,000,000. Each assignment, in the case of the Revolving Facility, will be in an amount of an integral multiple of not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof. Assignments will not be required to be pro rata between the Senior Facilities. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to sell participations in loans and commitments subject to the restrictions set forth herein, in the Commitment Letter and consistent with the Documentation Principles. Voting rights of participants (i) shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or interest or fee payment dates or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (ii) for clarification purposes, shall not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments (and, to the extent the Disqualified Institutions list is made available to any Lender upon request, participations) shall not be permitted to Disqualified Institutions (it being understood that the Borrower may add competitors (and affiliates of competitors (other than bona fide debt funds)) and affiliates of other Disqualified Institutions to the list of Disqualified Institutions from time to time); provided that (x) the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Senior Facilities to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be and (y) any subsequent designation of a Disqualified Institution will not become effective until three business days after such designation is provided (it being understood that no such subsequent designation shall apply to any entity that is party to a pending trade at the time of such designation); provided, further, that the Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignments or participations to Disqualified Institutions or Affiliated Lenders.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions consistent with the Documentation Principles (but in no event shall “extension” transactions be subject to “most favored nation” provisions or default stoppers).

Assignments to the affiliates of the Borrower (other than the Borrower’s subsidiaries, except as set forth below) (each, an “Affiliated Lender”) shall be permitted, subject only to the following limitations:

(i) no receipt of information provided solely to Lenders and no participation in Lender meetings;

(ii) the purchaser shall not be required to make any representation to the seller at the time of the assignment that it does not possess material non-public information and such seller shall deliver a customary “big boy” letter;

(iii) Affiliated Lenders may not purchase loans or commitments under the Revolving Facility;

(iv) the amount of Term Loans owned or held by such Affiliated Lenders may not, in the aggregate, exceed 25% of the outstanding principal amount of such Term Loans, calculated as of the date of such purchase;

(v) for purposes of any amendment, waiver or modification of the loan documents (other than any such amendment requiring the consent of each affected Lender) that does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; and

(vi) any Affiliated Lender that becomes a Lender shall waive its rights to bring actions (in its capacity as a Lender) against the Agent.

Assignments of Term Loans to Debt Fund Affiliates (as defined below) will be permitted and will not be subject to the foregoing limitations; provided that, for purposes of determining whether the required lenders have consented to any amendment or waiver under the Financing Documentation, the aggregate amount of Term Loans of Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the outstanding principal amount of Term Loans required to constitute “Required Lenders”.

“Debt Fund Affiliates” shall mean entities managed by the affiliates of the Borrower or funds advised by their respective affiliated management companies that are primarily engaged in, or advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in the Borrower or its restricted subsidiaries has the right to make any investment decisions.

Non-Pro Rata Repurchases:	Borrower and its subsidiaries may purchase from any Lender, at individually negotiated prices, outstanding principal amounts under the Term Facility in a non-pro rata manner through Dutch auctions, open market purchases or otherwise; provided that (i) the purchaser shall not be required to make any representation to the seller at the time of the assignment that it does not possess material non-public information and such seller shall deliver a customary “big boy” letter, (ii) any loans so repurchased by the Borrower or any subsidiary shall be immediately and automatically cancelled, (iii) no proceeds of loans under the Revolving Facility shall be utilized to make such purchases and (iv) no event of default exists or would result therefrom.

Expenses and Indemnification:	Indemnification by Borrower of the Agent, Arrangers, Syndication Agent, Documentation Agent, Lenders and L/C Issuer, and their respective affiliates and the respective officers, directors, employees, agents, controlling persons, members and representatives of each of the foregoing and their respective successors and assigns (each, an “Indemnified Person”) for matters arising out of or in connection with the Commitment Letter, the Fee Letter, the Transactions, the Senior Facilities or any related transaction or any claim, actions, suits, inquiries, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Borrower’s equity holders, creditors or any other third party or by the Borrower or any of their respective affiliates) that relates to the Transactions, including the Senior Facilities or any transactions in connection therewith (limited in the case of legal fees to the reasonable documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole (and, if necessary, by a single firm of local counsel in each relevant material jurisdiction and/or a single firm of gaming counsel, in each case, for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person(s) affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel and/or gaming counsel, in each case, if applicable) for all such affected Indemnified Person(s) taken as a whole) and in the case of fees or expenses with respect to any other advisor or consultant, solely to the extent the Borrower has consented to the retention of such person)); provided that no Indemnified Person will be indemnified for (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or representatives (collectively, such Indemnified Person’s “Related Persons”), or (ii) arising out of a material breach by such Indemnified Person (or any of such Indemnified Person’s Related Persons) of its obligations under the Commitment Letter, the Fee Letter or the Financing Documentation (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by an Indemnified Person against any other

Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, any Arranger, the Syndication Agent, the Documentation Agent, or the L/C Issuer in its capacity as such), (B) any settlement entered into by such Indemnified Person (or any of such Indemnified Person’s Related Persons) without the Borrower’s written consent (such consent not to be unreasonably withheld, delayed or conditioned), or (C) any expenses of the type referred to in the immediately following paragraph except to the extent such expenses would otherwise be of the type referred to in this paragraph.

In addition, if the Funding Date occurs, all reasonable, documented out-of-pocket expenses (in the case of legal counsel, limited to the fees, disbursements and other charges of one firm of counsel for all such persons, taken as a whole (and, if necessary, by a single firm of local counsel in each relevant material jurisdiction and/or a single firm of gaming counsel, in each case, for all such persons, taken as a whole), in the case of an actual or perceived conflict of interest where the Indemnified Person(s) affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel and/or gaming counsel, in each case, if applicable) for all such affected Indemnified Person(s) taken as a whole, and in the case of fees or expenses with respect to any other advisor or consultant, solely to the extent the Borrower has consented to the retention of such person) of (x) the Agent, Arrangers, the Syndication Agent, the Documentation Agent, the L/C Issuer and the Lenders for the enforcement costs and documentary taxes associated with the Senior Facilities and (y) the Agent in connection with the preparation, execution and delivery of any amendment, waiver or modification of the Senior Facilities (whether or not such amendment, waiver or modification is approved by the Lenders) will in each case be paid by the Borrower within 30 days of written demand (including documentation reasonably supporting such request).

Regulatory Matters:	Consistent with the Documentation Principles.

Governing Law and Forum:	New York.

Counsel to Agent and Arrangers:	Cahill Gordon & Reindel LLP.

ANNEX B-I

Interest Rates:	The interest rates under the Term Facility will be, at the option of the Borrower, Adjusted LIBOR plus 3.50% or ABR plus 2.50%.

The interest rates under the Revolving Facility will be, at the option of the Borrower, Adjusted LIBOR plus 3.25% or ABR plus 2.25%; provided that from and after the Borrower’s delivery of the financial statements for the first full fiscal quarter commencing after the Funding Date, the interest rate margins shall be based on the following pricing grid:

Net Total Leverage Ratio	Adjusted LIBOR	ABR
> 4.75x	3.25%	2.25%
≤ 4.75x but > 4.25x	3.00%	2.00%
≤ 4.25x but > 3.75x	2.75%	1.75%
≤ 3.75x	2.50%	1.50%

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or, if agreed to by the Agent, a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Agent’s Prime Rate (as defined below)) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” is the Alternate Base Rate, which is the highest of (a) the rate last quoted by The Wall Street Journal (or another national publication selected by the Agents) as the U.S. prime rate (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum.

“Adjusted LIBOR” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the applicable interest period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in U.S. dollars; provided that if Adjusted LIBOR shall be less than zero, such rate shall be deemed zero.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on written demand.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders. In addition, the Borrower shall pay to the L/C Issuer, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	0.50% per annum on the average daily undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly in arrears after the Funding Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders; provided that from and after the Borrower’s delivery of the financial statements for the first full fiscal quarter commencing after the Funding Date, the commitment fee shall be based on a pricing grid to be agreed.

EXHIBIT C

Incremental Term Loan B Facility Term Sheet

[attached]

Exhibit C

EXHIBIT C

Caesars Resort Collection, LLC

$2,400.0 Million Senior Secured Incremental Term Loan B Facility

Summary of Principal Terms and Conditions1

Borrower:	Caesars Resort Collection, LLC (the “CRC Borrower”).

CEOC Event:	Upon the consummation of the Transactions (as defined below) on the Funding Date, either (a) the Company will directly or indirectly contribute all of its equity interests in CEOC, LLC (“CEOC”) to the CRC Borrower (the “CEOC Contribution”), (b) CEOC will become a co-borrower under the Existing CRC Credit Agreement and a co-issuer under the Existing CRC Indenture (the “CEOC Co-Borrower Event”) or (c) CRC may otherwise acquire, directly or indirectly, all of the equity interests in CEOC (the “CEOC Acquisition” and either of the CEOC Contribution, the CEOC Co-Borrower Event or the CEOC Acquisition, the “CEOC Event”) and, in either case, CEOC will repay all of the outstanding indebtedness under the Existing CEOC Credit Agreement. Upon the consummation of the CEOC Event, certain baskets and thresholds under the Existing CRC Credit Agreement shall automatically be increased as set forth in the Existing CRC Credit Agreement due to the occurrence of a “CEOC Event” (as defined in the Existing CRC Credit Agreement).

Agent:	Credit Suisse AG, Cayman Islands Branch will continue to act as administrative agent and collateral agent under the Existing CRC Credit Agreement, including with respect to the Incremental Term Loan B Facility (as defined below) (in such capacities, the “Agent”), and will continue to perform the duties customarily associated with such roles.

Arrangers:	CSLF, JPMorgan and Macquarie Capital will act as joint lead arrangers for the Incremental Term Loan B Facility (the “CRC Lead Arrangers”), CSLF, JPMorgan and Macquarie Capital will act as joint bookrunners for the Incremental Term Loan B Facility (the “CRC Bookrunners” and, together with the CRC Lead Arrangers and any additional agents, arrangers and bookrunners appointed by the Borrower, each in such capacity, a “CRC Arranger” and, collectively, the “CRC Arrangers”), and will perform the duties customarily associated with such roles. Other agents, arrangers and bookrunners may be appointed by the Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Documentation Agent”).

[1]

All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Summary of Principal Terms and Conditions is attached (the “Commitment Letter”).

Transactions:

The CRC Borrower intends to (a) incur incremental term loans under that certain Credit Agreement, dated as of December 22, 2017 (as amended, restated, supplemented or otherwise modified prior to the Funding Date, the “Existing CRC Credit Agreement”), among the CRC Borrower, the other borrowers party thereto, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, in order to repay in full the outstanding indebtedness of CEOC under that certain Credit Agreement, dated as of October 6, 2017 (as amended, restated, supplemented or otherwise modified prior to the Funding Date, the “Existing CEOC Credit Agreement”), among CEOC, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, (b) consummate the other Transactions (as defined below) and (c) pay the Transaction Costs (as defined below).

In connection with the foregoing, the CRC Borrower proposes to enter into an Incremental Assumption Agreement (the “Incremental Assumption Agreement”) to the Existing CRC Credit Agreement in order to borrow incremental term loans.

Substantially simultaneously with the CRC Borrower’s incurrence of the Incremental Term Loan B Facility and the closing of the Incremental Assumption Agreement, the CEOC Event will be consummated.

The transactions described above (including the execution and delivery of the Incremental Assumption Agreement, the incurrence of the Incremental Term B Loans, the repayment of the Existing CEOC Credit Agreement, the consummation of the Acquisition (as defined in the Commitment Letter), the consummation of the CEOC Event and the payment of fees and expenses in connection therewith (the “Transaction Costs”)) are collectively referred to herein as the “Transactions”.

Master Leases and Management and Lease Support Agreements:

CEOC and certain subsidiaries of CEOC and the CRC Borrower (collectively, the “Master Lease Tenants”) have entered into, and may in the future enter into, one or more Master Leases with wholly-owned subsidiaries (“Landlord”) of VICI Properties Inc., pursuant to which the Master Lease Tenants leased the real property and related improvements underlying the gaming facilities operated by CEOC and the CRC Borrower and their subsidiaries identified therein (the “Master Leases”). The Master Leases (and the rent thereunder) will not constitute indebtedness or interest expense for any purpose under the Existing CRC Credit Agreement regardless of how the CRC Borrower treats the Master Leases for financial reporting purposes.

In addition, in connection with certain of the Master Leases, the Master Lease Tenants, the Company, Landlord, one or more wholly owned subsidiaries of the Company (collectively, the “Managers”) and certain of their affiliates have entered into, and may in the future enter into, one or more Management and Lease Support Agreements, pursuant to which the Managers are engaged to manage certain of the gaming facilities subject to the Master Leases and the Company has guaranteed the obligations of certain of the Master Lease Tenants to Landlord.

Incremental Term Loan B Facility:	A senior secured incremental term loan B facility in an aggregate principal amount of $2,400.0 million (the “Incremental Term Loan B Facility” and the loans thereunder, the “Incremental Term B Loans”). The Incremental Term Loan B Facility will be funded in full on the Funding Date of the Incremental Assumption Agreement (the “Funding Date”) in United States Dollars.

Incremental Facilities:	Same as Existing CRC Credit Agreement; provided that that if the All-in Yield of any Incremental Term Facility (each as defined in the Existing CRC Credit Agreement) incurred under clause (2)(a) of the definition of “Incremental Amount” in the Existing CRC Credit Agreement that is a broadly syndicated U.S. dollar denominated term loan secured by liens on the Collateral (as defined in the Existing CRC Credit Agreement) that rank pari passu with the liens on the Collateral securing the Incremental Term Loan B Facility exceeds the All-In Yield on the Incremental Term Loan B Facility by more than 75 basis points, the applicable margins for the Incremental Term Loan B Facility shall be increased to the extent necessary so that the All-in Yield on the Incremental Term Loan B Facility is 75 basis points less than the All-in Yield on the Incremental Term Facility; provided that, if Adjusted LIBOR (as defined in Annex C-I hereto) in respect of such Incremental Term Facility includes a floor greater than the floor applicable to the Incremental Term Loan B Facility and such floor is greater than Adjusted LIBOR in effect for a 3-month interest period at such time, such increased amount (above the greater of such floor and such Adjusted LIBOR) shall be equated to interest rate for purposes of determining the applicable interest rate under such Incremental Term Facility; provided that this paragraph shall not be applicable to any Incremental Term Facility that (A) is incurred more than 6 months after the Funding Date, (B) is incurred to fund a permitted acquisition or investment, (C) has a maturity greater than one year after the maturity date of the Incremental Term Loan B Facility or (D) is in an aggregate amount equal to or less than $500.0 million.

Purpose:	The proceeds of the Incremental Term Loan B Facility will be used on the Funding Date, together with cash on hand of the Company and its subsidiaries, (a) to repay all outstanding indebtedness of CEOC under the Existing CEOC Credit Agreement, (b) to finance the Acquisition, (c) pay the Transaction Costs and (d) for working capital and general corporate purposes of the CRC Borrower and its subsidiaries. The CRC Borrower shall be permitted to dividend or distribute any of the proceeds of the Incremental Term Loan B Facility to the Borrower on or after the Funding Date to the extent permitted by the Existing CRC Credit Agreement.

Refinancing Facilities:	Same as Existing CRC Credit Agreement.

Availability:	The full amount of the Incremental Term Loan B Facility shall be drawn in a single drawing on the Funding Date. Amounts borrowed under the Incremental Term Loan B Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex C-I hereto.

Final Maturity and Amortization:	The Incremental Term Loan B Facility will mature on the date that is seven (7) years after the Funding Date, and, commencing with the first full fiscal quarter ended after the Funding Date, will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Incremental Term Loan B Facility with the balance payable on the maturity date of the Incremental Term Loan B Facility.

Guarantees:	Same as Existing CRC Credit Agreement (including CEOC and its wholly owned domestic restricted subsidiaries to the extent required by, and in accordance with the provisions (including grace periods) of the Existing CRC Credit Agreement).

Security:	Subject to the Certain Funds Provision, same as Existing CRC Credit Agreement (including the property of CEOC and its wholly owned domestic restricted subsidiaries that become Guarantors (as defined in the Existing CRC Credit Agreement) to the extent required by, and in accordance with the provisions (including grace periods) of the Existing CRC Credit Agreement).

Mandatory Prepayments:	Same as Existing CRC Credit Agreement.

Voluntary Prepayments and Reductions in Commitments:

Same as Existing CRC Credit Agreement.

The CRC Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of the Incremental Term Facility that occurs on or before the date that is six months after the Funding Date, in an amount equal to 1.00% of the principal amount of the Incremental Term Facility subject to such Repricing Event.

The term “Repricing Event” shall mean (a) any voluntary prepayment or repayment of Incremental Term B Loans with the proceeds of, or any conversion of the Incremental Term B Loans into, any substantially concurrent issuance solely by the CRC Borrower of a new or replacement tranche of long-term senior secured first lien term loans incurred solely by the CRC Borrower that are broadly syndicated to banks and other institutional investors in financings similar to the Incremental Term B Loans, the primary purpose of which is to (and which does) reduce the “effective yield” applicable to the Incremental Term B Loans and (b) any amendment to the Incremental Term Facility the primary purpose of which is to (and which does) reduce the yield applicable to the Incremental Term B Loans (it being understood that (i) any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank procedures and (ii) in each case, the yield shall exclude any structuring, commitment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans), other than, in the case of each of clauses (a) and (b), in connection with a change of control, a transformative acquisition, investment or disposition (whether or not such acquisition, investment or disposition is permitted under the Existing CRC Credit Agreement), a refinancing of indebtedness under the Borrower Senior Secured Credit Facilities, the Existing CRC Indenture or the Secured Bridge Facility or any other transaction not permitted by the Existing CRC Credit Agreement.

Representations and Warranties:	Same as Existing CRC Credit Agreement.

Conditions Precedent to Borrowing:	The borrowing under the Incremental Term Loan B Facility is subject solely to the Funding Conditions with respect to the Incremental Term Loan B Facility set forth in the Commitment Letter (subject to the Certain Funds Provision).

Affirmative Covenants:	Same as Existing CRC Credit Agreement.

Negative Covenants:	Same as Existing CRC Credit Agreement.

Financial Covenant:	None.

Events of Default:	Same as Existing CRC Credit Agreement.

Unrestricted Subsidiaries:	Same as Existing CRC Credit Agreement.

Voting:	Same as Existing CRC Credit Agreement.

Cost and Yield Protection; Defaulting Lenders:	Same as Existing CRC Credit Agreement.

Assignments and Participations:	Same as Existing CRC Credit Agreement.

Non-Pro Rata Repurchases:	Same as Existing CRC Credit Agreement.

Expenses and Indemnification:	Same as Existing CRC Credit Agreement.

Regulatory Matters:	Same as Existing CRC Credit Agreement.

Governing Law and Forum:	New York.

Counsel to Agent and Arrangers:	Cahill Gordon & Reindel LLP.

ANNEX C-I

Interest Rates:	The interest rates under the Incremental Term Facility will be, at the option of the CRC Borrower, Adjusted LIBOR plus 3.25% or ABR plus 2.25%.

The CRC Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or, if agreed to by the Agent, a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Agent’s Prime Rate (as defined below)) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” is the Alternate Base Rate, which is the highest of (a) the rate of interest publicly announced by the Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum.

“Adjusted LIBOR” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the applicable interest period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in U.S. dollars; provided that if Adjusted LIBOR shall be less than zero, such rate shall be deemed zero. The Incremental Assumption Agreement will amend the Existing CRC Credit Agreement to include LIBOR successor provisions with respect to the Incremental Term Loan B Facility as set forth therein.

Default Rate:	Same as Existing CRC Credit Agreement.

EXHIBIT D

Secured Bridge Facility Term Sheet

[attached]

Exhibit D

EXHIBIT D

Eldorado Resorts, Inc.

$3,600.0 million Senior Secured 364-Day Bridge Loan Facility

Summary of Principal Terms and Conditions1

Borrower:	Eldorado Resorts, Inc., a Nevada corporation (the “Borrower”).

Agent:	JPMorgan, acting through one or more of its branches or affiliates, will act as administrative agent and collateral agent for the Secured Bridge Facility (as defined below) (in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower and excluding in all events Disqualified Institutions (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Arrangers:	JPMorgan will act as sole lead arranger and sole bookrunner for the Secured Bridge Facility (in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Financing Documentation:	The definitive documentation with respect to the Secured Bridge Facility (the “Financing Documentation”) will contain the terms set forth in this Summary of Principal Terms and Conditions (this “Secured Bridge Facility Term Sheet”) and to the extent not inconsistent herewith, will otherwise be based on and substantially consistent with the financing documentation for the Borrower Senior Secured Credit Facilities. This paragraph is referred to herein as the “Documentation Principles”.

Secured Bridge Facility:	A senior secured 364-day bridge term loan facility in an aggregate principal amount of $3,600.0 million (the “Secured Bridge Facility” and loans thereunder, the “Secured Bridge Loans”), less the aggregate amount on a dollar for dollar basis of (x) any Viper Proceeds received by the Borrower after the date hereof and on or prior to the Funding Date and (y) any Gaming Asset Sale Proceeds actually received by the Borrower after the date hereof and on or prior to the Funding Date. The Secured Bridge Loans will be funded in full on the Funding Date in United States Dollars.

Purpose:	The proceeds of the Secured Bridge Facility will be used (i) on the Funding Date to finance the Acquisition, to repay existing indebtedness of the Borrower and its subsidiaries, and to pay fees and expenses and (ii) on and after the Funding Date for working capital and general corporate purposes (including, without limitation, for permitted acquisitions and transactions costs).

[1]

All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Summary of Principal Terms and Conditions is attached (the “Commitment Letter”).

Availability:	The full amount of the Secured Bridge Facility must be drawn in a single drawing on the Funding Date. Amounts borrowed under the Secured Bridge Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex D-I hereto.

Final Maturity and Amortization:	The Secured Bridge Facility shall terminate and all amounts outstanding thereunder shall be due and payable 364 days following the Funding Date. The Secured Bridge Facility will not have scheduled amortization.

Guarantees:	Same as Borrower Senior Secured Credit Facilities.

Security:	Subject to the Certain Funds Provision, same as Borrower Senior Secured Credit Facilities.

Intercreditor Agreement:	The security interests on the Collateral (as defined in the Borrower Senior Secured Credit Facilities Term Sheet) securing the Secured Bridge Facility shall be pari passu with the security interests on the Collateral securing the Borrower Senior Secured Credit Facilities and such security interests and related creditor rights between the Lenders, on the one hand, and the lenders under the Borrower Senior Secured Credit Facilities, on the other hand, will be set forth in a customary intercreditor agreement on terms to be mutually agreed between the Borrower and the applicable Administrative Agents (the “Intercreditor Agreement”).

Mandatory Prepayments:

Limited to the following:

(i)    100% of the net cash proceeds from any non-ordinary course asset sale or other non-ordinary course disposition of property (other than permitted securitizations and other exceptions to be agreed consistent with the Documentation Principles) of the Borrower or any restricted subsidiary (including insurance and condemnation proceeds), or other non-ordinary course dispositions of property, shall be applied to prepay the loans under the Secured Bridge Facility or, no more than ratably, other indebtedness secured by a lien on the Collateral that ranks pari passu with the liens that secure the Secured Bridge Facility, subject to customary and other exceptions and thresholds (consistent with the Documentation Principles) to be agreed upon;

(ii)    net cash proceeds of indebtedness incurred by the Borrower and its restricted subsidiaries (other than indebtedness permitted to be incurred) will be applied pursuant to mandatory prepayment provisions consistent with the Documentation Principles; and

(iii)    (x) Viper Proceeds that are received by the Borrower and its restricted subsidiaries after the Funding Date, (y) Gaming Asset Sale Proceeds that are received by the Borrower after the Funding Date and (z) net cash proceeds of the issuance of equity interests after the Funding Date by the Borrower (subject to exceptions to be agreed).

Notwithstanding the foregoing, the Borrower shall not be required to make mandatory prepayments with net cash proceeds from any asset sale or other disposition of property, net cash proceeds from any incurrence of indebtedness, net cash proceeds from any equity issuance or any Viper Proceeds or Gaming Asset Sales Proceeds to the extent that such net cash proceeds are (i) required to be applied to prepay indebtedness under the Existing CRC Credit Agreement or the Existing CRC Indenture or to be reinvested by CRC or its subsidiaries by the terms of the Existing CRC Credit Agreement or the Existing CRC Indenture or (ii) attributable to CRC or its subsidiaries and cannot be distributed by CRC in accordance with the Existing CRC Credit Agreement or the Existing CRC Indenture.

The Borrower shall direct the application of mandatory prepayments to (i) first, the Secured Bridge Facility, and (ii) second, following prepayment in full of all obligations under the Secured Bridge Facility, the Unsecured Bridge Facility.

Notwithstanding the foregoing, each Lender under the Secured Bridge Facility shall, at the option of the Borrower, have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the Borrower and used for any purpose not prohibited by the Financing Documentation and will be included in the calculation of the Cumulative Credit (as defined in the Borrower Senior Secured Credit Facilities Term Sheet).

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Secured Bridge Facility will be permitted at any time, in minimum principal amounts to be agreed upon (consistent with the Documentation Principles), without premium or penalty, except as described below, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period; provided, that the Borrower shall be required to prepay all obligations under the Secured Bridge Facility in full prior to applying any prepayments to the Unsecured Bridge Facility or any other Credit Facilities.

Representations and Warranties:	Same as Borrower Senior Secured Credit Facilities.

Conditions Precedent to Borrowing:	The borrowing under the Secured Bridge Facility is subject solely to the Funding Conditions with respect to the Secured Bridge Facility set forth in the Commitment Letter (subject to the Certain Funds Provision).

Affirmative Covenants:	Same as Borrower Senior Secured Credit Facilities.

Negative Covenants:	Same as Borrower Senior Secured Credit Facilities; provided that the limitations on restricted payments, liens and debt will be more restrictive than those set forth in the Borrower Senior Secured Credit Facilities on terms to be mutually agreed.

Limited Condition Transaction:	Same as Borrower Senior Secured Credit Facilities.

Financial Covenant:	None.

Events of Default:	Same as Borrower Senior Secured Credit Facilities.

Unrestricted Subsidiaries:	Same as Borrower Senior Secured Credit Facilities.

Voting:	Same as Borrower Senior Secured Credit Facilities.

Cost and Yield Protection; Defaulting Lenders:	Same as Borrower Senior Secured Credit Facilities.

Assignments and Participations:	Same as Borrower Senior Secured Credit Facilities.

Non-Pro Rata Repurchases:	Same as Borrower Senior Secured Credit Facilities.

Expenses and Indemnification:	Same as Borrower Senior Secured Credit Facilities.

Regulatory Matters:	Consistent with the Documentation Principles.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Cahill Gordon & Reindel LLP.

ANNEX D-I

Interest Rates:	The interest rates under the Secured Bridge Facility will be, at the option of the Borrower, Adjusted LIBOR plus 2.50% or ABR plus 1.50%; provided that the interest rate margins will increase by 0.50% on each of the 90th, 180th, and 270th day after the Funding Date.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or, if agreed to by the Agent, a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Agent’s Prime Rate (as defined below)) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” is the Alternate Base Rate, which is the highest of (a) the rate last quoted by The Wall Street Journal (or another national publication selected by the Agent) as the U.S. prime rate (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum.

“Adjusted LIBOR” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the applicable interest period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in U.S. dollars; provided that if Adjusted LIBOR shall be less than zero, such rate shall be deemed zero.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on written demand.

EXHIBIT E

Unsecured Bridge Facility Term Sheet

[attached]

Exhibit E

EXHIBIT E TO COMMITMENT LETTER

SENIOR UNSECURED BRIDGE LOAN FACILITY

SUMMARY OF PROPOSED TERMS AND CONDITIONS1

I. Parties

Borrower	Eldorado Resorts, Inc., a Nevada corporation (the “Borrower”).

Guarantors	The Guarantors, and the guarantees provided thereunder, will be the same as the Borrower Senior Secured Credit Facilities.

Arrangers	JPMorgan, CSLF, and Macquarie Capital (each, an “Unsecured Bridge Arranger” and together with the Unsecured Bridge Lead Arranger, the “Unsecured Bridge Arrangers”). The Unsecured Bridge Arrangers will perform the duties customarily associated with such roles.

Administrative Agent	JPMorgan (in such capacity, the “Bridge Administrative Agent”). The Bridge Administrative Agent will perform the duties customarily associated with such role.

Lenders	JPMorgan, CS, and Macquarie Lender (collectively, the “Initial Unsecured Bridge Lenders”) and a syndicate of banks, financial institutions and other entities (together with the Initial Unsecured Bridge Lenders, the “Unsecured Bridge Lenders”) identified by the Unsecured Bridge Arrangers and subject to the approval of the Borrower (not to be unreasonably withheld) in accordance with the Commitment Letter.

Loan Documents	The definitive documentation governing or evidencing the Unsecured Bridge Facility (collectively, the “Unsecured Bridge Loan Documentation”).
II. Types and Amounts of Facilities

Bridge Facility	A senior unsecured bridge loan facility in an aggregate principal amount equal to $1,800.0 million less the aggregate gross proceeds of the New Senior Unsecured Notes of the Borrower (or a subsidiary thereof) issued on or prior to the Funding Date (the “Unsecured Bridge Facility” and the loans thereunder, the “Unsecured Bridge Loans”).

[1]

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached (the “Commitment Letter”) and the other schedules and exhibits attached to the Commitment Letter.

The full amount of the Unsecured Bridge Facility shall be available to the Borrower in U.S. dollars in a single drawing on the Funding Date.

Amounts borrowed under the Unsecured Bridge Facility that are repaid or prepaid may not be reborrowed.

Ranking	The Unsecured Bridge Loans will be senior unsecured obligations of the Borrower and the Guarantors.

Amortization of Bridge Facility	None.

Use of Proceeds	The proceeds of the Unsecured Bridge Loans will be used directly or indirectly to finance, in part, the Acquisition, the Acquisition Costs and the Existing Debt Payoff, and to pay fees and expenses in connection with the foregoing.

Conversion into Rollover Loans	If the Unsecured Bridge Loans have not been previously prepaid in full for cash on or prior to the first anniversary of the Funding Date (or if such date is not a Business Day, the first Business Day thereafter) (the “Rollover Date”), the principal amount of the Unsecured Bridge Loans outstanding on the Rollover Date may, at the option of the Borrower but subject to the conditions precedent set forth in Annex I hereto, be converted into senior unsecured rollover loans with a maturity of 8 years from the Funding Date and otherwise having the terms set forth in Annex I hereto (the “Rollover Loans”). Any Unsecured Bridge Loans not converted into Unsecured Rollover Loans shall be repaid in full on the Rollover Date.

Exchange into Exchange Notes	Each Unsecured Bridge Lender that is (or will immediately transfer its Exchange Notes to) an Eligible Holder (as defined in Annex II hereto) will have the right, at any time on or after the Rollover Date, upon reasonable prior written notice, to exchange Rollover Loans held by it for senior unsecured notes of the Borrower having the terms set forth in Annex II hereto (the “Exchange Notes”). Notwithstanding the foregoing, the Borrower will not be required to exchange Rollover Loans for Exchange Notes unless at least $200.0 million of Exchange Notes would be issued in such exchange. In connection with each such exchange, or at any time prior thereto if requested by the Initial Unsecured Bridge Lenders, the Borrower shall (i) use commercially reasonable efforts to deliver to the Unsecured Bridge Lender that is receiving Exchange Notes, and to such other Unsecured Bridge Lenders as the Unsecured Bridge

Lenders reasonably request, an offering memorandum of the type customarily utilized by the Borrower and its affiliates in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes or Unsecured Bridge Loans by such Unsecured Bridge Lenders, in such form and substance as is customary for similar offerings by the Borrower and its affiliates, and use commercially reasonable efforts to keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement for an offering by the Borrower and its affiliates, (ii) execute an exchange agreement containing provisions customary in Rule 144A transactions (including indemnification provisions) by the Borrower or its affiliates if requested by the Initial Unsecured Bridge Lenders, (iii) use commercially reasonable efforts to deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Unsecured Bridge Lenders and such certificates as the Initial Unsecured Bridge Lenders may request as would be customary in Rule 144A offerings by the Borrower and its affiliates and (iv) take such other actions, and use commercially reasonable efforts to cause its advisors, auditors and counsel to take such actions, as reasonably and customarily requested by the Initial Unsecured Bridge Lenders in connection with issuances or resales of Exchange Notes or Unsecured Bridge Loans, including providing to the Initial Unsecured Bridge Lenders such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested and customarily provided in due diligence investigations by the Initial Unsecured Bridge Lenders and their affiliates in connection with purchases or resales of securities in 144A offerings by the Borrower or its affiliates.

III. Certain Payment Provisions

Interest Rate	Interest on the Unsecured Bridge Loans shall accrue at the LIBO Rate for an interest period of 3 months plus the Applicable Margin.

As used herein:

“Applicable Margin” shall initially be 475 basis points for the first three months after the Closing Date, and will increase by an additional 50 basis points at the end of such three-month period each subsequent three-month period for as long as the Unsecured Bridge Loans are outstanding; provided that the interest rate shall not exceed the Total Cap (as defined in the Fee Letter).

“LIBO Rate” means the higher of (i) the London Interbank Offered Rate or a comparable or successor rate which rate is approved by the Bridge Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Bridge Administrative Agent from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period, for deposits in U.S. Dollars (for delivery on the first day of such interest period) with a term of three months and (ii) 0.00% per annum.

Interest Payment Dates	The last day of each relevant interest period and on the applicable maturity date.

Default Rate	All overdue principal, interest, fees and other amounts outstanding under the Unsecured Bridge Facility shall bear interest at 2.00% per annum above the rate otherwise applicable thereto and shall be payable on demand.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day).

Optional Prepayments	The Unsecured Bridge Loans may be prepaid on or prior to the Rollover Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date; provided, however, the Borrower shall only be permitted to prepay any Unsecured Bridge Loans following prepayment in full of all obligations under the Secured Bridge Facility.

Mandatory Prepayments	The Borrower shall prepay the Unsecured Bridge Loans without premium or penalty, together with accrued interest to the prepayment date, (a) with all net cash proceeds from the issuance or incurrence after the Funding Date of additional debt of the Borrower or any of its restricted subsidiaries other than certain debt permitted under the Unsecured Bridge Loan Documentation (including, without limitation, refinancing debt, intercompany debt, purchase money indebtedness incurred in the ordinary course of business, and revolving borrowings), (b) with all net cash proceeds from any issuance of equity interests after the Funding Date by the Borrower the proceeds of which are contributed to the Borrower, subject to exceptions to be agreed (including stock options issued under a management incentive plan, equity issued in connection with any other acquisition and, for the avoidance of doubt, the equity being utilized to satisfy the equity portion of the consideration for the Acquisition), (c) with net cash proceeds from any non-ordinary course asset sales or dispositions received by the Borrower or any restricted subsidiary after the Funding Date, subject to exceptions and reinvestment rights consistent with the Unsecured Bridge Documentation Principles (as defined herein) and (d) within 120 days following the Funding Date, the Unsecured Bridge Loans shall be prepaid in an aggregate amount equal to the principal amount of the outstanding Company Convertible Senior Notes that were not, in each case as of the date that is 60 days after the Funding Date, (i) repurchased from holders pursuant to a fundamental change purchase offer, tender offer or otherwise, (ii) converted to shares of the Company’s common stock and/or cash in accordance with the indenture governing the Company Convertible Senior Notes, or (iii) otherwise redeemed, repurchased or discharged, in each case, on or prior to such date; provided, that, any such prepayments under this clause (d) shall be made pro rata across the Unsecured Bridge Loans, the New Senior Unsecured Notes and the Term Facility.

Notwithstanding the foregoing, the Borrower shall not be required to make mandatory prepayments with any Viper Proceeds, any Gaming Asset Sale Proceeds, net cash proceeds from any asset sale or other disposition of property, net cash proceeds from any incurrence of indebtedness or net cash proceeds from any equity issuance to the extent that such net cash proceeds are (i) required to be applied to prepay the Secured Bridge Facility, (ii) required to be applied to prepay indebtedness under the Existing CRC Credit Agreement or Existing CRC Indenture or to be reinvested by CRC or its subsidiaries by the terms of the Existing CRC Credit Agreement or the Existing CRC Indenture or (iii) attributable to CRC or its subsidiaries and cannot be distributed by CRC in accordance with the Existing CRC Credit Agreement or the Existing CRC Indenture.

The Borrower shall direct the application of mandatory prepayments (other than as set forth in clause (d) above) to (i) first, the Secured Bridge Facility, and (ii) second, following prepayment in full of all obligations under the Secured Bridge Facility, the Unsecured Bridge Facility.

Change of Control	In the event of a Change of Control (to be defined in a manner consistent with the Borrower Senior Secured

Facilities Term Sheet), each Unsecured Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Unsecured Bridge Loans at the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment.

IV. Other Provisions

Documentation Principles	The Unsecured Bridge Loan Documents (a) shall be consistent with the Commitment Letter and the Fee Letter, will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default referred to in the Commitment Letter (subject to modification in accordance with any “market flex” provisions of the Fee Letter), and (b) shall be based on the Borrower Senior Secured Credit Facilities Term Sheet but shall not include the Financial Covenants. For purposes hereof, the term “substantially consistent with the Borrower Senior Secured Credit Facilities Term Sheet” and words of similar import means the same as the Borrower Senior Secured Credit Facilities Term Sheet with modifications to reflect (i) any changes in law and (ii) operational or administrative requirements of the Bridge Administrative Agent, as reasonably agreed by the Borrower, to the extent such requirements have been generally required by the Bridge Administrative Agent in documenting other syndicated credit facilities in respect of which such entity is the administrative agent and (b) as are non-substantive to reflect the nature of the Unsecured Bridge Facility as a bridge facility. This paragraph and the provisions herein are referred to as the “Unsecured Bridge Documentation Principles”.

Representations and Warranties	Substantially consistent with (and, in any event, no more onerous on Borrower than) the representations and warranties under the Borrower Senior Secured Credit Facilities Term Sheet.

Affirmative Covenants	Substantially consistent with (and, in any event, no more restrictive than) the affirmative covenants under the Borrower Senior Secured Credit Facilities Term Sheet.

Negative Covenants	Substantially consistent with (and, in any event, no more restrictive than) the negative covenants under the Existing CRC Indenture (as defined in Annex II hereto) with modifications to increase the baskets, thresholds and qualifications to reflect the Transactions and the larger size of Borrower and its subsidiaries, on a consolidated basis; provided that prior to the Rollover Date, the limitations on restricted payments, liens and debt will be more restrictive than those set forth in the Unsecured Bridge Documentation Principles. For the avoidance of doubt, there shall be no financial maintenance covenants.

Financial Covenant	None.

Events of Default	Substantially consistent with the events of default under the Borrower Senior Secured Credit Facilities Term Sheet.

Voting	Substantially consistent with the voting provisions under the Borrower Senior Secured Credit Facilities Term Sheet; provided that the approval of each Unsecured Bridge Lender adversely affected thereby shall be required for the implementation of additional restrictions on the right to exchange Unsecured Bridge Loans or Rollover Loans for Exchange Notes or any amendment of the rate of such exchange.

Assignments and Participations	Each Unsecured Bridge Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Bridge Administrative Agent, which approval shall not be unreasonably withheld or delayed, and the Borrower shall be notified of any such assignment; provided, however, that no such approval shall be required in connection with assignments to other Unsecured Bridge Lenders or any of their affiliates or approved funds; provided, further, that, prior to the Rollover Date, unless a Demand Failure (as defined in the Fee Letter) has occurred or a payment or bankruptcy event of default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed) shall be required with respect to any assignment if the Initial Unsecured Bridge Lenders (and their affiliates) would hold, in the aggregate after giving effect to such assignment, less than 50.1% of the Unsecured Bridge Loans. Each Unsecured Bridge Lender will also have the right, without any consent, to assign as security all or part of its rights under the Unsecured Bridge Loan Documents to any Federal Reserve Bank. Unsecured Bridge Lenders will be permitted to sell participations with voting rights subject to customary voting limitations (including that voting rights shall be limited to significant matters such as changes in amount, rate and maturity date). An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived or reduced by the Bridge Administrative Agent in its sole discretion. Each assignment will be in an amount of an integral multiple of not less than $1,000,000 and integral multiples of $1,000,000 in excess thereof.

If any Initial Unsecured Bridge Lender makes an assignment of Unsecured Bridge Loans at a price less than par, the assignment agreement may provide that, upon any repayment or prepayment of such Unsecured Bridge Loans with the proceeds of an issuance of securities of the Borrower or any of its subsidiaries in which such Initial Unsecured Bridge Lender or an affiliate thereof acted as underwriter or initial purchaser (an “Applicable Offering”), (i) the Borrower shall pay the holder of such Unsecured Bridge Loans the price set forth in the assignment agreement as the price (which may be the price at which the Initial Unsecured Bridge Lender assigned such Unsecured Bridge Loans but in any event may not be greater than par) at which the holder of such Unsecured Bridge Loans will be repaid by the Borrower with the proceeds of an Applicable Offering (the “Agreed Price”) and (ii) the Borrower shall pay such Initial Unsecured Bridge Lender the difference between par and the Agreed Price. Such payments by the Borrower shall be in full satisfaction of such Unsecured Bridge Loans in the case of a repayment or prepayment with proceeds of an Applicable Offering. For the avoidance of doubt, the provisions of this paragraph do not apply to any repayments or prepayments other than with proceeds of an Applicable Offering.

The Bridge Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Bridge Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of the Unsecured Bridge Loans, or disclosure of confidential information, to any Disqualified Institution.

Cost and Yield Protection; Miscellaneous	Substantially consistent with such provisions under the Borrower Senior Secured Credit Facilities Term Sheet.

Expenses	Substantially consistent with the Borrower Senior Secured Credit Facilities Term Sheet.

Indemnification	Substantially consistent with such provisions under the Borrower Senior Secured Credit Facilities Term Sheet.

Governing Law and Forum	The Unsecured Bridge Loan Documents (except as otherwise expressly set forth in any Unsecured Bridge Loan Document) will be governed by New York law and will provide for all parties thereto to submit to the exclusive jurisdiction and venue of the Federal and state courts of the State of New York sitting in the Borough of Manhattan in New York City.

Counsel to the Unsecured Bridge Arrangers and the Bridge Administrative Agent	Cahill Gordon & Reindel LLP

* * *

ANNEX I

SENIOR UNSECURED ROLLOVER LOANS

SUMMARY OF PROPOSED TERMS AND CONDITIONS2

Borrower	Same as the Borrower of the Unsecured Bridge Loans.

Guarantors	The Guarantors, and the guarantees provided thereunder, will be the same as the Unsecured Bridge Loans.

Rollover Loans	Rollover Loans in an initial principal amount equal to 100% of the outstanding principal amount of the Unsecured Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Rollover Loans will be available to the Borrower to refinance the Unsecured Bridge Loans on the Rollover Date. The Rollover Loans will be governed by the Unsecured Bridge Loan Documentation for the Unsecured Bridge Loans and, except as set forth herein, shall have the same terms as the Unsecured Bridge Loans.

Interest Rate	Interest shall be payable quarterly in arrears at a rate per annum equal to the Total Cap.

Default Rate	All overdue principal, interest, fees and other amounts outstanding under the Rollover Loans shall bear interest at 2.00% per annum above the rate otherwise applicable thereto and shall be payable on demand.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day).

Maturity	8 years after the Funding Date (the “Rollover Maturity Date”).

Optional Prepayments	For so long as the Rollover Loans have not been exchanged for Exchange Notes of the Borrower as provided in Annex II, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Mandatory Prepayments	Same as the Exchange Notes.

[2]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter and the other schedules and exhibits attached to the Commitment Letter.

1

Conditions Precedent to Rollover	The ability of the Borrower to convert any Unsecured Bridge Loans into Rollover Loans is subject to only the following conditions being satisfied on the Rollover Date:

(i) at the time of any such refinancing, there shall exist no payment or (with respect to the Borrower) bankruptcy event of default under the Unsecured Bridge Loan Documentation; and

(ii) all fees due to the Unsecured Bridge Arrangers and the Unsecured Bridge Lenders shall have been paid in full.

Covenants	From and after the Rollover Date, the covenants applicable to the Rollover Loans will conform to those applicable to the Exchange Notes.

Assignments and Participations	Same as the Unsecured Bridge Loans.

Governing Law	Same as the Unsecured Bridge Loans.

Indemnification and Expenses	Same as the Unsecured Bridge Loans.

2

ANNEX II

SENIOR UNSECURED EXCHANGE NOTES

SUMMARY OF PROPOSED TERMS AND CONDITIONS3

Issuer	Same as the Borrower of the Unsecured Bridge Loans.

Guarantors	Same as the Borrower Senior Secured Credit Facilities.

Exchange Notes	The Borrower will issue the Exchange Notes under an indenture (the “Indenture”) that will include provisions substantially the same as the indenture, dated as of October 16, 2017, among CRC Escrow Issuer, LLC, CRC Finco, Inc. and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as amended and supplemented by the Supplemental Indenture, dated as of December 22, 2017, by and among Caesars Resort Collection, LLC, the Initial Guarantors named therein, CRC Finco, Inc. and the Trustee (the “Existing CRC Indenture”). For purposes hereof, “substantially the same as the Existing CRC Indenture” and words of similar import mean the same as the Existing CRC Indenture with modifications only (a) to reflect any changes in law or accounting standards since the date of the Existing CRC Indenture, (b) reflect the operational or administrative requirements of the trustee for the Exchange Notes, as reasonably agreed by the Borrower, to the extent such requirements have been generally required by such trustee in documenting indentures governing other high-yield unsecured debt securities in respect of which such entity is the trustee since the date of the Existing CRC Indenture, (c) as are non-substantive to reflect the nature of the Exchange Notes as exchange notes, (d) to reflect the terms set forth in this Annex II to Exhibit C to the Commitment Letter, (e) to increase the baskets, thresholds and qualifications in the representations and warranties, covenants and events of default to reflect the Transactions and the larger size of Borrower and its subsidiaries, on a consolidated basis and (f) to remove any provisions in the Existing CRC Indenture that relate specifically to CRC, CEOC and their respective subsidiaries.

Security	None.

Interest Rate	Interest shall be payable semi-annually in arrears at a per annum rate equal to the Total Cap.

[3]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment and the other schedules and exhibits attached to the Commitment Letter.

1

Default Rate	All overdue principal, interest, fees and other amounts outstanding under the Exchange Notes shall bear interest at 2.00% per annum above the rate otherwise applicable thereto and shall be payable on demand.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days consisting of 12 months of 30 days each.

Maturity	Same as the Rollover Loans.

Amortization	None.

Optional Redemption	Until the third anniversary of the Closing Date, the Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points. Thereafter, the Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 50% of the coupon on the Exchange Notes, declining ratably to par on the date which is two year prior to the Rollover Maturity Date.

In addition, up to 40% of the Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of the Issuer at a premium equal to the coupon on the Exchange Notes; provided that after giving effect to such redemption at least 60% of the aggregate principal amount of Exchange Notes originally issued shall remain outstanding.

Notwithstanding the foregoing, the Borrower will be entitled to redeem on a non-pro-rata basis all or any portion of the Exchange Notes held by any Initial Unsecured Bridge Lender or any of its affiliates (other than Exchange Notes repurchased in customary market-making transactions) at any time at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest.

Mandatory Offer to Purchase	The Issuer will be required to offer to purchase the Exchange Notes upon a Change of Control Triggering Event (to be defined in the Indenture in a manner consistent with the Existing CRC Indenture) at 101% (100% for Exchange Notes held by any Initial Unsecured Bridge Lender or any of its affiliates (other than Exchange Notes repurchased in customary market-making transactions)) of the principal amount thereof plus accrued interest to the date of purchase. In addition, the Exchange Notes will be subject to a customary offer to purchase (consistent with the Existing CRC Indenture) upon dispositions or casualty event by the Issuer or any of its restricted subsidiaries.

2

Mandatory Redemption	Same as the Existing CRC Indenture.

Right to Transfer Exchange Notes	Each holder of Exchange Notes shall have the right to transfer its Exchange Notes in whole or in part, at any time to an Eligible Holder; provided that if the Issuer or any of its affiliates holds Exchange Notes, such Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Exchange Notes in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Notes for its own account and that it is not acquiring such Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Registration Rights	None.

Governing Law	Same as the Existing CRC Indenture.

Indemnification and Expenses:	None.

3

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate is delivered pursuant to [Section [            ] of the Credit Agreement dated as of [            ] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Eldorado Resorts, Inc. (the “Borrower”), the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and collateral agent for the Secured Parties] [Section [            ] of the Incremental Joinder Agreement dated as of [            ] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Incremental Joinder Agreement”), among Caesars Resort Collection, LLC (the “Borrower”), each other borrower party thereto from time to time, the Lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and collateral agent for the Secured Parties]1. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the [Credit Agreement][Incremental Joinder Agreement].

The undersigned hereby certifies, solely in his capacity as an officer, as follows:

1. I am the [FINANCIAL OFFICER] of the Borrower. I am familiar with the [Transactions], have reviewed the [Credit Agreement][Incremental Joinder Agreement] and the financial statements delivered on or prior to the [Closing Date][Effective Date] pursuant to Section [            ] and Section [            ] of the [Credit Agreement][Incremental Joinder Agreement] and have reviewed such other documents and made such investigation as I have deemed appropriate for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the [Transactions], (a) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, taking into account refinancing alternatives; (c) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, taking into account refinancing alternatives; and (d) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Funding Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account refinancing alternatives and the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its indebtedness or the indebtedness of any such subsidiary.

[1]	Note: Select bracketed language as applicable.

Exhibit F - 1

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [FINANCIAL OFFICER] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Signature page follows]

Exhibit F - 2

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first above written.

[ELDORADO RESORTS, INC.] [CAESARS RESORT COLLECTION, LLC]

By:
Name: Title: [FINANCIAL OFFICER]

Exhibit F - 3